Exhibit 99.1

Assured Guaranty Corp.

Consolidated Financial Statements

September 30, 2012

Assured Guaranty Corp.

Index to Consolidated Financial Statements

September 30, 2012

Assured Guaranty Corp.
Consolidated Balance Sheets (unaudited)
(dollars in millions except per share and share amounts)

	As of September 30, 2012	As of December 31, 2011
Assets
Investment portfolio:
Fixed maturity securities, available-for-sale, at fair value (amortized cost $2,576 and $2,622)	$2,770	$2,749
Short-term investments, at fair value	139	152
Other invested assets	67	12
Total investment portfolio	2,976	2,913
Cash	13	31
Premiums receivable, net of ceding commissions payable	215	232
Ceded unearned premium reserve	351	364
Reinsurance recoverable on unpaid losses	142	132
Salvage and subrogation recoverable	37	50
Credit derivative assets	286	306
Deferred tax asset, net	328	209
Financial guaranty variable interest entities’ assets, at fair value	801	763
Other assets	131	105
Total assets	$5,280	$5,105
Liabilities and shareholder’s equity
Unearned premium reserve	$1,127	$1,190
Loss and loss adjustment expense reserve	298	296
Reinsurance balances payable, net	75	93
Note payable to affiliate	300	300
Credit derivative liabilities	1,340	927
Current income tax payable	6	1
Financial guaranty variable interest entities’ liabilities with recourse, at fair value	485	471
Financial guaranty variable interest entities’ liabilities without recourse, at fair value	355	358
Other liabilities	143	129
Total liabilities	4,129	3,765
Commitments and contingencies (See Note 12)
Preferred stock ($1,000 liquidation preference, 200,004 shares authorized; none issued and outstanding)	—	—
Common stock ($720 par value, 500,000 shares authorized; 20,834 shares issued and outstanding)	15	15
Additional paid-in capital	1,037	1,037
Retained earnings (deficit)	(22)	214
Accumulated other comprehensive income, net of tax of $65 and $40	121	74
Total shareholder’s equity	1,151	1,340
Total liabilities and shareholder’s equity	$5,280	$5,105

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Corp.

Consolidated Statements of Operations (unaudited)

(in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenues
Net earned premiums	$22	$25	$69	$78
Net investment income	25	23	74	72
Net realized investment gains (losses):
Other-than-temporary impairment losses	(3)	(1)	(37)	(4)
Less: portion of other-than-temporary impairment loss recognized in other comprehensive income	0	0	(30)	0
Other net realized investment gains (losses)	0	0	3	3
Net realized investment gains (losses)	(3)	(1)	(4)	(1)
Net change in fair value of credit derivatives:
Realized gains (losses) and other settlements	(13)	(4)	(77)	(12)
Net unrealized gains (losses)	(54)	868	(332)	578
Net change in fair value of credit derivatives	(67)	864	(409)	566
Fair value gain (loss) on committed capital securities	(1)	1	(8)	1
Fair value gains (losses) on financial guaranty variable interest entities	(1)	(15)	96	(74)
Other income	0	8	(1)	11
Total revenues	(25)	905	(183)	653
Expenses
Loss and loss adjustment expenses	29	(4)	45	(4)
Amortization of deferred acquisition costs	0	1	3	3
Interest expense	3	3	11	11
Other operating expenses	17	15	55	54
Total expenses	49	15	114	64
Income (loss) before income taxes	(74)	890	(297)	589
Provision (benefit) for income taxes
Current	15	9	6	(22)
Deferred	(45)	297	(122)	215
Total provision (benefit) for income taxes	(30)	306	(116)	193
Net income (loss)	$(44)	$584	$(181)	$396

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Corp.

Consolidated Statements of Comprehensive Income (unaudited)

(in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Net income (loss)	$(44)	$584	$(181)	$396
Unrealized holding gains (losses) arising during the period on:
Investments with no other-than-temporary impairment, net of tax provision (benefit) of $13, $21, $32 and $39	25	40	60	73
Investments with other-than-temporary impairment, net of tax provision (benefit) of $2, $(1), $(9) and $0	2	(1)	(18)	0
Unrealized holding gains (losses) arising during the period, net of tax	27	39	42	73
Less: reclassification adjustment for gains (losses) included in net income (loss),net of tax provision (benefit) of $(1), $(1), $(1) and $0	(2)	(1)	(2)	0
Change in net unrealized gains on investments	29	40	44	73
Change in cumulative translation adjustment, net of tax provision (benefit) of $1, $(1), $1 and $0	3	(2)	3	(1)
Other comprehensive income (loss)	32	38	47	72
Comprehensive income(loss)	$(12)	$622	$(134)	$468

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Corp.

Consolidated Statement of Shareholder’s Equity (unaudited)

For the Nine Months Ended September 30, 2012

(in millions)

	Preferred Stock	Common Stock	Additional Paid-in Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income	Total Shareholder’s Equity
Balance at December 31, 2011	$—	$15	$1,037	$214	$74	$1,340
Net loss	—	—	—	(181)	—	(181)
Dividends	—	—	—	(55)	—	(55)
Other comprehensive income	—	—	—	—	47	47
Balance at September 30, 2012	$—	$15	$1,037	$(22)	$121	$1,151

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Corp.

Consolidated Statements of Cash Flows (unaudited)

(in millions)

	Nine Months Ended September 30,
	2012	2011
Net cash flows provided by (used in) operating activities	$(41)	$178
Investing activities
Fixed maturity securities:
Purchases	(254)	(381)
Sales	97	200
Maturities	192	83
Net sales (purchases) of short-term investments	15	20
Net proceeds from paydowns on financial guaranty variable interest entities’ assets	58	61
Repayment of notes receivable from affiliate	51	—
Other	—	(1)
Net cash flows provided by (used in) investing activities	159	(18)
Financing activities
Dividends paid	(55)	(20)
Net paydowns of financial guaranty variable interest entities’ liabilities	(82)	(104)
Net cash flows provided by (used in) financing activities	(137)	(124)
Effect of exchange rate changes	1	2
Increase (decrease) in cash	(18)	38
Cash at beginning of period	31	18
Cash at end of period	$13	$56
Supplemental cash flow information
Cash paid (received) during the period for:
Income taxes	$(1)	$(39)
Interest	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (unaudited)

September 30, 2012

1. Business and Basis of Presentation

Business

Assured Guaranty Corp. (“AGC” and, together with its subsidiaries, the “Company”), a Maryland domiciled insurance company, is an indirect and wholly-owned operating subsidiary of Assured Guaranty Ltd. (“AGL” and, together with its subsidiaries, “Assured Guaranty”). AGL is a Bermuda-based holding company that provides, through its operating subsidiaries, credit protection products to the United States (“U.S.”) and international public finance, (including infrastructure) and structured finance markets.

AGC owns 100% of Assured Guaranty (UK) Ltd. (“AGUK”), a company incorporated in the United Kingdom (“U.K.”) as a U.K. insurance company which AGC elected to place into runoff in October of 2010. In addition, effective January 1, 2012, AGC formed a new wholly-owned subsidiary, AG PFC Holding LLC (“AGPFC”). AGPFC, which is a Delaware limited liability company, was formed in connection with loss mitigation efforts for a film library securitization transaction that AGC guarantees under a credit derivative contract in which its affiliate AG Financial Products Inc. (“AGFP”) sold credit protection. AGPFC and AGFP are parties to an agreement pursuant to which AGFP has transferred its ownership and other interests held in its subsidiary AGFP Holding LLC to AGPFC and assigned certain rights to AGPFC, and AGPFC has assumed certain obligations of AGFP.

The Company has applied its credit underwriting judgment, risk management skills and capital markets experience to offer insurance that protects holders of debt instruments and other monetary obligations from defaults in scheduled payments, including scheduled interest and principal payments. The Company markets its credit protection products directly to issuers and underwriters of public finance and structured finance securities as well as to investors in such obligations. The Company guarantees obligations issued in many countries, although its principal focus is on the U.S., Europe and Australia. Over the past several years, the Company's volume of new business production has declined as a result of the financial crisis, uncertainty over the Company's financial strength ratings, and changes in the Company's risk appetite.

Financial guaranty insurance policies provide an unconditional and irrevocable guaranty that protects the holder of a financial obligation against non-payment of principal and interest ("Debt Service") when due. Upon an obligor’s default on scheduled principal or interest payments due on the obligation, the Company is required under the financial guaranty policy to pay the principal or interest shortfall. The Company has issued financial guaranty insurance policies on public finance obligations and structured finance obligations. Public finance obligations insured by the Company consist primarily of general obligation bonds supported by the taxing powers of U.S. state or municipal governmental authorities, as well as tax-supported bonds, revenue bonds and other obligations supported by covenants from state or municipal governmental authorities or other municipal obligors to impose and collect fees and charges for public services or specific infrastructure projects. The Company also includes within public finance obligations those obligations backed by the cash flow from leases or other revenues from projects serving substantial public purposes, including utilities, toll roads, health care facilities and government office buildings. Structured finance obligations insured by the Company are generally issued by special purpose entities and backed by pools of assets such as residential or commercial mortgage loans, consumer or trade receivables, securities or other assets having an ascertainable cash flow or market value. The Company also includes within structured finance obligations other specialized financial obligations.

In the past, the Company had sold credit protection by issuing policies that guaranteed payment obligations under credit derivatives. Financial guaranty contracts accounted for as credit derivatives are generally structured such that the circumstances giving rise to the Company’s obligation to make loss payments are similar to those for financial guaranty insurance contracts and only occurs upon one or more defined credit events such as failure to pay or bankruptcy, in each case, as defined within the transaction documents with respect to one or more third party referenced securities or loans. Financial guaranty contracts accounted for as credit derivatives are primarily comprised of credit default swaps (“CDS”). The Company’s credit derivative transactions are governed by International Swaps and Derivative Association, Inc. (“ISDA”) documentation.

The Company has not entered into any new CDS in order to sell credit protection since the beginning of 2009, when regulatory guidelines were issued that limited the terms under which such protection could be sold. The capital and margin requirements applicable under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) also contributed to the decision of the Company not to enter into such new CDS in the foreseeable future. The Company actively pursues opportunities to terminate existing CDS and, in certain cases, has converted existing CDS exposure into a financial guaranty insurance contract. These actions have the effect of reducing future fair value volatility in income and/or reducing rating agency capital charges.

The Company has historically entered into ceded reinsurance contracts in order to obtain greater business diversification and reduce the net potential loss from large risks. In January 2012, AGC and its affiliate Assured Guaranty Municipal Corp. (“AGM”) entered into a $435 million excess of loss reinsurance facility with third-party reinsurers, which reduced rating agency capital charges.

When a rating agency assigns a public rating to a financial obligation guaranteed by AGC or its subsidiary AGUK, it generally awards that obligation the same rating it has assigned to the financial strength of AGC or AGUK. Investors in products insured by AGC or AGUK frequently rely on ratings published by nationally recognized statistical rating organizations (“NRSROs”) because such ratings influence the trading value of securities and form the basis for many institutions’ investment guidelines as well as individuals’ bond purchase decisions. Therefore, AGC and AGUK manage their businesses with the goal of achieving high financial strength ratings. However, the models used by NRSROs differ, presenting conflicting goals that may make it inefficient or impractical to reach the highest rating level. The models are not fully transparent, contain subjective data (such as assumptions about future market demand for the Company’s products) and change frequently. Ratings reflect only the views of the respective NRSROs and are subject to continuous review and revision or withdrawal at any time.

Unless otherwise noted, ratings disclosed herein on the Company’s insured portfolio reflect internal ratings. The Company’s ratings scale is similar to that used by the NRSROs; however, the ratings in these financial statements may not be the same as those assigned by any such rating agency. For example, the super senior category, which is not generally used by rating agencies, is used by the Company in instances where the Company’s AAA-rated exposure on its internal rating scale (which does not take into account the Company’s financial guaranty) has additional credit enhancement due to either (1) the existence of another security rated AAA that is subordinated to the Company’s exposure or (2) the Company’s exposure benefiting from a different form of credit enhancement that would pay any claims first in the event that any of the exposures incur a loss, and such credit enhancement, in management’s opinion, causes the Company’s attachment point to be materially above the AAA attachment point.

Basis of Presentation

The unaudited interim consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and, in the opinion of management, reflect all adjustments that are of a normal recurring nature, necessary for a fair statement of the financial condition, results of operations and cash flows of the Company and its consolidated financial guaranty variable interest entities (“FG VIEs”) for the periods presented. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. These unaudited interim consolidated financial statements are as of September 30, 2012 and cover the three-month period ended September 30, 2012 (“Third Quarter 2012”), the three-month period ended September 30, 2011 (“Third Quarter 2011”), the nine-month period ended September 30, 2012 (“Nine Months 2012”) and the nine-month period ended September 30, 2011 (“Nine Months 2011”). The year-end balance sheet data was derived from audited financial statements, but does not include all disclosures required by GAAP.

The unaudited interim consolidated financial statements include the accounts of AGC and its subsidiaries and its consolidated FG VIEs. Intercompany accounts and transactions between and among all consolidated entities have been eliminated. Certain prior year balances have been reclassified to conform to the current year’s presentation.

These unaudited interim consolidated financial statements should be read in conjunction with the consolidated financial statements included as Exhibit 99.1 in AGL’s Form 8-K dated March 22, 2012, filed with the U.S. Securities and Exchange Commission.

2. Business Changes, Risks, Uncertainties and Accounting Developments

Summarized below are updates of the most significant recent events that have had, or may have in the future, a material effect on the financial position, results of operations or business prospects of the Company.

Rating Actions

In the last several years, Standard and Poor’s Ratings Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”) have downgraded the financial strength ratings of AGC and AGUK. On March 20, 2012, Moody’s placed the ratings of AGC and AGUK on review for possible downgrade. It is unclear when Moody's will finalize its review. There can be no assurance as to the actions that Moody's may take on the Company's ratings or that S&P will not take further action on the Company’s ratings. For a discussion of the effect of rating actions by S&P or Moody's on the Company as of September 30, 2012 see the following:

•	Note 4, Financial Guaranty Insurance Contracts

•	Note 6, Financial Guaranty Contracts Accounted for as Credit Derivatives

•	Note 11, Reinsurance and Other Monoline Exposures

AGC’s financial strength ratings are an important competitive factor in the financial guaranty insurance and reinsurance markets. If the financial strength or financial enhancement ratings of AGC were reduced to below current levels, AGC expects it could have adverse effects on its future business opportunities as well as the premiums it could charge for its insurance policies and consequently, a downgrade could harm AGC’s new business production and results of operations in a material respect.

Accounting Changes

There has been significant GAAP rule making activity which has affected the accounting policies and presentation of the Company’s financial information beginning on January 1, 2012, particularly:

•	Adoption of new guidance that restricted the types and amounts of financial guaranty insurance acquisition costs that may be deferred. See Note 4, Financial Guaranty Insurance Contracts.

•	Adoption of guidance that changed the presentation of other comprehensive income (“OCI”). See “Consolidated Statements of Comprehensive Income.”

•	Adoption of guidance requiring additional fair value disclosures. See Note 5, Fair Value Measurement.

Deutsche Bank Agreement

On May 8, 2012, Assured Guaranty reached a settlement with Deutsche Bank AG and certain of its affiliates (collectively, “Deutsche Bank”), resolving claims related to certain residential mortgage-backed securities (“RMBS”) transactions issued, underwritten or sponsored by Deutsche Bank that were insured by Assured Guaranty under financial guaranty insurance policies and to certain RMBS exposures in re-securitization transactions as to which AGC provides credit protection through CDS. As part of the settlement agreement (the “Deutsche Bank Agreement”), Assured Guaranty settled its litigation against Deutsche Bank on three RMBS transactions. Assured Guaranty received a cash payment of $166 million from Deutsche Bank upon signing of the Deutsche Bank Agreement, a portion of which partially reimbursed Assured Guaranty for past losses on certain transactions. Of the $166 million received by Assured Guaranty, $79 million was paid to the Company.

Pursuant to the Deutsche Bank Agreement, Assured Guaranty and Deutsche Bank also entered into loss sharing arrangements (the "FG Reinsurance Agreement" and the "Re-REMIC Reinsurance Agreement") covering future RMBS related losses, which are described below. Deutsche Bank AG has placed eligible assets in trust in order to collateralize the obligations of a reinsurance affiliate under the loss-sharing arrangements and such reinsurance affiliate may be required to post additional collateral in the future to satisfy rating agency requirements. As of September 30, 2012, the balance of the assets held in trust of $282 million was sufficient to fully collateralize Deutsche Bank's obligations, based on the Company's estimate of expected loss for the transactions covered under the agreement.

The settlement includes six AGM and two AGC RMBS transactions (“Covered Transactions”) insured through financial guaranty insurance policies. The Covered Transactions are backed by first lien and second lien mortgage loans. Under the Deutsche Bank Agreement, the Deutsche Bank reinsurance affiliate will reimburse 80% of Assured Guaranty’s future losses on the Covered Transactions until Assured Guaranty’s aggregate losses (including those to date that are partially reimbursed by the $166 million cash payment) reach $319 million. Assured Guaranty currently projects that in the base case the Covered Transactions will not generate aggregate losses in excess of $319 million. In the event aggregate losses exceed $389 million, the Deutsche Bank reinsurance affiliate is required to resume reimbursement at the rate of 85% of Assured Guaranty’s losses in excess of $389 million until such losses reach $600 million. The two AGC Covered Transactions represented $99 million of gross par outstanding ($84 million on a net basis) as of September 30, 2012. AGM and AGC will be reimbursed under the FG

Reinsurance Agreement for their respective future losses on the Covered Transactions as they pay claims on such Covered Transactions, and Assured Guaranty quarterly will allocated such reimbursements between the two insurers pro rata based on the cumulative amounts, net of recoveries, paid to date by each insurer with respect to the Covered Transactions.

Certain uninsured tranches (“Uninsured Tranches”) of three of the Covered Transactions are included as collateral in RMBS re-securitization transactions as to which AGC provides credit protection through CDS. AGC will be reimbursed under the Re-REMIC Reinsurance Agreement for its losses on the CDS in an amount equal to 60% of losses in these Uninsured Tranches until the aggregate losses in the Uninsured Tranches reach $141 million. In the event aggregate losses exceed $161 million, reimbursement resumes at the rate of 60% until the aggregate losses reach $185 million. The Deutsche Bank reinsurance affiliate is required to reimburse any losses in excess of $185 million at the rate of 100% until the aggregate losses reach $248 million. The Uninsured Tranches represent $317 million of par outstanding as of September 30, 2012. As of September 30, 2012, lifetime losses in the base case are not expected to exceed $142 million (on an undiscounted basis).

Except for the Uninsured Tranches, the settlement does not include AGC’s CDS with Deutsche Bank. The parties have agreed to continue efforts to resolve CDS-related claims.

3. Outstanding Exposure

The Company’s financial guaranty contracts are written in different forms, but collectively are considered financial guaranty contracts and included in the following tables. The Company seeks to limit its exposure to losses by underwriting obligations that are investment grade at inception, diversifying its insured portfolio and maintaining rigorous subordination or collateralization requirements on structured finance obligations. The Company also has utilized reinsurance by ceding business to third-party and affiliated reinsurers. The Company provides financial guaranties with respect to debt obligations of special purpose entities, including VIEs. Some of these VIEs are consolidated as described in Note 7, Consolidation of Variable Interest Entities. The outstanding par and Debt Service amounts presented below, include outstanding exposures on VIEs whether or not they are consolidated.

Debt Service Outstanding

	Gross Debt Service Outstanding		Net Debt Service Outstanding
	September 30, 2012	December 31, 2011	September 30, 2012	December 31, 2011
	(in millions)
Public finance	$153,216	$159,738	$107,505	$112,146
Structured finance	49,827	57,040	36,858	42,168
Total financial guaranty	$203,043	$216,778	$144,363	$154,314

Financial Guaranty Portfolio by Internal Rating

	As of September 30, 2012
	Public Finance U.S.		Public Finance Non-U.S.		Structured Finance U.S		Structured Finance Non-U.S		Total
Rating Category	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%
	(dollars in millions)
Super senior	$—	—%	$732	18.9%	$4,060	14.7%	$1,924	27.3%	$6,716	6.8%
AAA	152	0.3	—	—	11,142	40.3	3,047	43.2	14,341	14.6
AA	8,923	14.9	272	7.0	2,083	7.5	141	2.0	11,419	11.6
A	38,667	64.7	1,313	33.8	1,338	4.9	389	5.5	41,707	42.4
BBB	10,805	18.1	1,379	35.5	2,355	8.5	1,003	14.2	15,542	15.8
Below-investment- grade (“BIG”)	1,203	2.0	186	4.8	6,669	24.1	547	7.8	8,605	8.8
Total net par outstanding	$59,750	100.0%	$3,882	100.0%	$27,647	100.0%	$7,051	100.0%	$98,330	100.0%

	As of December 31, 2011
	Public Finance U.S.		Public Finance Non-U.S.		Structured Finance U.S		Structured Finance Non-U.S		Total
Rating Category	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%
	(dollars in millions)
Super senior	$—	—%	$747	19.1%	$5,605	17.6%	$1,830	24.3%	$8,182	7.8%
AAA	162	0.3	—	—	11,900	37.2	3,287	43.7	15,349	14.6
AA	9,264	15.0	260	6.6	2,784	8.7	197	2.6	12,505	12.0
A	40,860	66.3	1,288	32.9	1,273	4.0	425	5.6	43,846	41.7
BBB	10,479	17.0	1,415	36.2	2,755	8.6	1,238	16.5	15,887	15.1
BIG	873	1.4	202	5.2	7,640	23.9	549	7.3	9,264	8.8
Total net par outstanding	$61,638	100.0%	$3,912	100.0%	$31,957	100.0%	$7,526	100.0%	$105,033	100.0%

Beginning in the first quarter 2012, the Company decided to classify those portions of risks benefiting from reimbursement obligations collateralized by eligible assets held in trust in acceptable reimbursement structures as the higher of 'AA' or their current internal rating. As of Third Quarter 2012, the Company applied this policy to the Bank of America Agreement and the Deutsche Bank Agreement (see Note 4, Financial Guaranty Insurance Contracts). The Bank of America Agreement was entered into in April 2011 and the reclassification in the first quarter 2012 resulted in a decrease in BIG net par outstanding as of December 31, 2011 of $377 million from that previously reported.

In addition to amounts shown in the tables above, AGC had outstanding commitments to provide guaranties of $1.5 billion for structured finance and, together with affiliate AGM, up to $382 million for public finance obligations at September 30, 2012. The structured finance commitments include the unfunded component of pooled corporate and other transactions. Public finance commitments typically relate to primary and secondary public finance debt issuances. The expiration dates for the public finance commitments range between October 1, 2012 and February 25, 2017, with $46 million expiring prior to December 31, 2012. The commitments are contingent on the satisfaction of all conditions set forth in them and may expire unused or be canceled at the counterparty’s request. Therefore, the total commitment amount does not necessarily reflect actual future guaranteed amounts.

Economic Exposure to the Selected European Countries

Several European countries are experiencing significant economic, fiscal and /or political strains such that the likelihood of default on obligations with a nexus to those countries may be higher than the Company anticipated when such factors did not exist. The Company is closely monitoring its exposures in European countries where it believes heightened uncertainties exist, specifically, Greece, Hungary, Ireland, Italy, Portugal and Spain (the “Selected European Countries”). Published reports have identified countries that may be experiencing reduced demand for their sovereign debt in the current environment. The Company selected these European countries based on these reports and its view that their credit fundamentals are deteriorating. The Company’s economic exposure to the Selected European Countries (based on par for financial guaranty contracts accounted for as insurance and notional amount for financial guaranty contracts accounted for as derivatives) is shown in the following table net of ceded reinsurance.

Net Economic Exposure to Selected European Countries(1)
September 30, 2012

	Greece	Hungary	Ireland	Italy	Portugal	Spain (2)	Total
	(in millions)
Sub-sovereign exposure:
Public finance	$—	$—	$—	$—	$—	$0	$0
Infrastructure finance	—	28	18	50	64	23	183
Sub-total	—	28	18	50	64	23	183
Non-sovereign exposure:
RMBS	—	3	—	—	—	—	3
Commercial receivables	—	1	14	21	12	13	61
Pooled corporate	17	—	82	128	1	310	538
Sub-total	17	4	96	149	13	323	602
Total	$17	$32	$114	$199	$77	$346	$785
Total BIG	$—	$—	$—	$2	$2	$11	$15
 ____________________

(1)	While the Company’s exposures are shown in U.S. dollars, the obligations the Company insures are in various currencies, including U.S. dollars, Euros and British pounds sterling.

(2)	See Note 4, Financial Guaranty Insurance Contracts.

When the Company directly insures an obligation, it assigns the obligation to a geographic location or locations based on its view of the geographic location of the risk. For direct exposure this can be a relatively straight-forward determination as, for example, a debt issue supported by availability payments for a toll road in a particular country. The Company may also assign portions of a risk to more than one geographic location. The Company may also have direct exposures to the Selected European Countries in business assumed from unaffiliated monoline insurance companies. In the case of Assumed Business for direct exposures, the Company depends upon geographic information provided by the primary insurer.

The Company has included in the exposure tables above its indirect economic exposure to the Selected European Countries through exposure it provides on (a) pooled corporate and (b) commercial receivables transactions. The Company considers economic exposure to a selected European Country to be indirect when the exposure relates to only a small portion of an insured transaction that otherwise is not related to a Selected European Country.  In most instances, the trustees and/or servicers for such transactions provide reports that identify the domicile of the underlying obligors in the pool (and the Company relies on such reports), although occasionally such information is not available to the Company.  The Company has reviewed transactions through which it believes it may have indirect exposure to the Selected European Countries that is material to the transaction and included in the tables above the proportion of the insured par equal to the proportion of obligors so identified as being domiciled in a Selected European Country.  The Company may also have indirect exposures to Selected European Countries in business assumed from unaffiliated monoline insurance companies.  However, in the case of Assumed Business for indirect exposures, unaffiliated primary insurers generally do not provide such information to the Company.

The Company no longer guarantees any sovereign bonds of the Selected European Countries. The Company understands that Moody's recently had undertaken a review of redenomination risk in selected countries in the Eurozone, including some of the Selected European Countries. No redenomination from the Euro to another currency has yet occurred and it may never occur. Therefore, it is not possible to be certain at this point how a redenomination of an issuer's obligations might be implemented in the future and, in particular, whether any redenomination would extend to the Company's obligations under a related financial guarantee.

Surveillance Categories

The Company segregates its insured portfolio into investment grade and BIG surveillance categories to facilitate the appropriate allocation of resources to monitoring and loss mitigation efforts and to aid in establishing the appropriate cycle for periodic review for each exposure. BIG exposures include all exposures with internal credit ratings below BBB−. The Company’s internal credit ratings are based on internal assessments of the likelihood of default and loss severity in the event of default. Internal credit ratings are expressed on a ratings scale similar to that used by the rating agencies and are generally reflective of an approach similar to that employed by the rating agencies.

The Company monitors its investment grade credits to determine whether any new credits need to be internally downgraded to BIG. The Company refreshes its internal credit ratings on individual credits in quarterly, semi-annual or annual cycles based on the Company’s view of the credit’s quality, loss potential, volatility and sector. Ratings on credits in sectors identified as under the most stress or with the most potential volatility are reviewed every quarter. The Company’s insured credit ratings on assumed credits are based on the Company’s reviews of low-rated credits or credits in volatile sectors, unless such information is not available, in which case, the ceding company’s credit rating of the transactions are used. The Company models most assumed RMBS credits with par above $1 million, as well as certain RMBS credits below that amount.

Credits identified as BIG are subjected to further review to determine the probability of a loss (see Note 4, Financial Guaranty Insurance Contracts). Surveillance personnel then assign each BIG transaction to the appropriate BIG surveillance category based upon whether a lifetime loss is expected and whether a claim has been paid. The Company expects “lifetime losses” on a transaction when the Company believes there is at least a 50% chance that, on a present value basis, it will pay more claims over the life of that transaction than it ultimately will have been reimbursed. For surveillance purposes, the Company calculates present value using a constant discount rate of 5%. (A risk-free rate is used for recording of reserves for financial statement purposes.)

Intense monitoring and intervention is employed for all BIG surveillance categories, with internal credit ratings reviewed quarterly. The three BIG categories are:

•
BIG Category 1: Below-investment-grade transactions showing sufficient deterioration to make lifetime losses possible, but for which none are currently expected. Transactions on which claims have been paid but are expected to be fully reimbursed (other than investment grade transactions on which only liquidity claims have been paid) are in this category.

•
BIG Category 2: Below-investment-grade transactions for which lifetime losses are expected but for which no claims (other than liquidity claims which is a claim that the Company expects to be reimbursed within one year) have yet been paid.

•
BIG Category 3: Below-investment-grade transactions for which lifetime losses are expected and on which claims (other than liquidity claims) have been paid. Transactions remain in this category when claims have been paid and only a recoverable remains.

Financial Guaranty Exposures
(Insurance and Credit Derivative Form)

	As of September 30, 2012
	BIG Net Par Outstanding				Net Par	BIG Net Par as a % of Net Par
	BIG 1	BIG 2	BIG 3	Total BIG	Outstanding	Outstanding
			(in millions)
First lien U.S. RMBS:
Prime first lien	$21	$366	$—	$387	$425	0.4%
Alt-A first lien	67	1,453	581	2,101	2,754	2.1
Option ARM	48	354	103	505	689	0.5
Subprime	51	176	357	584	3,218	0.6
Second lien U.S. RMBS:
Closed end second lien	—	35	44	79	149	0.1
Home equity lines of credit (“HELOCs”)	3	—	342	345	357	0.4
Total U.S. RMBS	190	2,384	1,427	4,001	7,592	4.1
Trust preferred securities (“TruPS”)	1,633	—	716	2,349	4,360	2.4
Other structured finance	336	133	397	866	22,746	0.9
U.S. public finance	671	283	249	1,203	59,750	1.2
Non-U.S. public finance	186	—	—	186	3,882	0.2
Total	$3,016	$2,800	$2,789	$8,605	$98,330	8.8%

	As of December 31, 2011
	BIG Net Par Outstanding				Net Par	BIG Net Par as a % of Net Par
	BIG 1	BIG 2	BIG 3	Total BIG	Outstanding	Outstanding
			(in millions)
First lien U.S. RMBS:
Prime first lien	$52	$377	$—	$429	$474	0.4%
Alt-A first lien	1,264	486	632	2,382	3,101	2.3
Option ARM	20	490	33	543	801	0.5
Subprime	78	234	305	617	3,521	0.6
Second lien U.S. RMBS:
Closed end second lien	—	36	118	154	175	0.1
HELOCs	3	—	398	401	419	0.4
Total U.S. RMBS	1,417	1,623	1,486	4,526	8,491	4.3
TruPS	2,015	—	715	2,730	4,698	2.6
Other structured finance	430	63	440	933	26,294	0.9
U.S. public finance	619	35	219	873	61,638	0.8
Non-U.S. public finance	202	—	—	202	3,912	0.2
Total	$4,683	$1,721	$2,860	$9,264	$105,033	8.8%

Below-Investment-Grade Credits
By Category

	As of September 30, 2012
	Net Par Outstanding			Number of Risks(2)
Description	Financial Guaranty Insurance(1)	Credit Derivative	Total	Financial Guaranty Insurance(1)	Credit Derivative	Total
	(dollars in millions)
BIG:
Category 1	$1,556	$1,460	$3,016	70	30	100
Category 2	673	2,127	2,800	60	28	88
Category 3	1,451	1,338	2,789	55	20	75
Total BIG	$3,680	$4,925	$8,605	185	78	263

	As of December 31, 2011
	Net Par Outstanding			Number of Risks(2)
Description	Financial Guaranty Insurance(1)	Credit Derivative	Total	Financial Guaranty Insurance(1)	Credit Derivative	Total
	(dollars in millions)
BIG:
Category 1	$1,840	$2,843	$4,683	83	39	122
Category 2	438	1,283	1,721	38	30	68
Category 3	1,461	1,399	2,860	52	15	67
Total BIG	$3,739	$5,525	$9,264	173	84	257

 ____________________

(1)	Includes net par outstanding for FG VIEs.

(2)	A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making Debt Service payments.

Hurricane Sandy

On October 29, 2012, Hurricane Sandy made landfall in New Jersey and caused significant loss of life and property damage in New Jersey, New York and Connecticut. The Company does not expect any significant losses in its insured portfolio as a result of the hurricane at this time.

4. Financial Guaranty Insurance Contracts

Change in accounting for deferred acquisition costs

In October 2010, the Financial Accounting Standards Board adopted Accounting Standards Update (“Update”) No. 2010-26. The Company adopted this guidance January 1, 2012, with retrospective application. The Update specifies that certain costs incurred in the successful acquisition of new and renewal insurance contracts should be capitalized. These costs include direct costs of contract acquisition that result directly from and are essential to the contract transaction. These costs include expenses such as ceding commissions and the cost of underwriting personnel. Management uses its judgment in determining the type and amount of cost to be deferred. The Company conducts an annual study to determine which operating costs qualify for deferral. Ceding commission income on business ceded to reinsurers reduces policy acquisition costs and is deferred. Costs incurred by the insurer for soliciting potential customers, market research, training, administration, unsuccessful acquisition efforts, and product development as well as all overhead type costs are charged to expense as incurred.

Expected losses, which include loss adjustment expenses (“LAE”), investment income, and the remaining costs of servicing the insured or reinsured business are considered in determining the recoverability of deferred acquisition costs. When an insured issue is retired early, the remaining related deferred acquisition cost is expensed at that time. Ceding commission expense and income associated with future installment premiums on assumed and ceded business, respectively, are calculated at their contractually defined rates and recorded in deferred acquisition costs on the consolidated balance sheets with a corresponding offset to net premium receivable or reinsurance balances payable.

As of January 1, 2011, the effect of retrospective application of the new guidance was a reduction to deferred acquisition costs of $77 million and a reduction to retained earnings of $50 million.

Effect of Retrospective Application of New Deferred Acquisition Cost Guidance
On Consolidated Statements of Operations

	As Reported Third Quarter 2011	Retroactive Application Adjustment	As Revised Third Quarter 2011
	(in millions)
Amortization of deferred acquisition costs	$4	$(3)	$1
Other operating expenses	13	2	15
Net income (loss)	582	2	584

	As Reported Nine Months 2011	Retroactive Application Adjustment	As Revised Nine Months 2011
	(in millions)
Amortization of deferred acquisition costs	$12	$(9)	$3
Other operating expenses	47	7	54
Net income (loss)	394	2	396

Premiums

The portfolio of outstanding exposures discussed in Note 3, Outstanding Exposure, includes financial guaranty contracts that meet the definition of insurance contracts as well as those that meet the definition of derivative contracts. Amounts presented in this note relate only to financial guaranty insurance contracts. See Note 6, Financial Guaranty Contracts Accounted for as Credit Derivatives. Tables presented herein also present reconciliations to financial statement line items for other less significant types of insurance.

Net Earned Premiums

	Third Quarter		Nine Months
	2012	2011	2012	2011
	(in millions)
Scheduled net earned premiums	$17	$20	$51	$59
Acceleration of premium earnings	4	4	17	15
Accretion of discount on net premiums receivable	1	1	1	4
Total net earned premiums(1)	$22	$25	$69	$78
 ___________________

(1)	Excludes $1 million and $0.5 million in Third Quarter 2012 and 2011, respectively, and $2 million and $1 million for Nine Months 2012 and 2011, respectively, related to consolidated FG VIEs.

Gross Premium Receivable, Net of Ceding Commissions Roll Forward

	Nine Months
	2012	2011
	(in millions)
Balance beginning of period	$232	$270
Premium written, net	25	21
Premium payments received, net	(48)	(35)
Adjustments to the premium receivable:
Changes in the expected term of financial guaranty insurance contracts	6	(57)
Accretion of discount	2	5
Foreign exchange translation	0	(1)
Consolidation of FG VIEs	0	(3)
Other adjustments	(2)	2
Balance, end of period (1)	$215	$202
 ___________________

(1)	Excludes $10 million and $11 million as of September 30, 2012 and 2011, respectively, related to consolidated FG VIEs.

Gains or losses due to foreign exchange rate changes relate to installment premium receivables denominated in currencies other than the U.S. dollar. Approximately 17%, 9% and 10% of installment premiums at September 30, 2012, December 31, 2011 and September 30, 2011, respectively, are denominated in currencies other than the U.S. dollar, primarily in Euro and British Pound Sterling.

Actual collections may differ from expected collections in the tables below due to factors such as foreign exchange rate fluctuations, counterparty collectability issues, accelerations, commutations and changes in expected lives.

Expected Collections of Gross Premiums Receivable,
Net of Ceding Commissions (Undiscounted)

September 30, 2012
(in millions)

2012 (October 1 - December 31)	$17
2013	29
2014	25
2015	22
2016	19
2017 - 2021	74
2022 - 2026	39
2027 - 2031	27
After 2031	33
Total(1)	$285
 ___________________

(1)	Excludes expected cash collections on FG VIEs of $11 million.

The following table provides a schedule of the expected timing of the income statement recognition of financial guaranty insurance net unearned premium reserve and the present value of net expected losses to be expensed, on a pre-tax basis. The amount and timing of actual premium earnings and loss and LAE may differ from the estimates shown below due to factors such as refundings, accelerations, commutations, changes in expected lives and updates to loss estimates. This table excludes amounts related to consolidated FG VIEs.

Expected Timing of
Premium and Loss Recognition

	As of September 30, 2012
	Scheduled Net Earned Premium	Net Expected Loss to be Expensed	Net
	(in millions)
2012 (October 1 – December 31)	$16	$1	$15
2013	61	2	59
2014	59	2	57
2015	55	1	54
2016	50	1	49
2017 - 2021	206	6	200
2022 - 2026	142	4	138
2027 - 2031	94	3	91
After 2031	93	2	91
Total present value basis(1)(2)	776	22	754
Discount	36	24	12
Total future value	$812	$46	$766
__________________

(1)	Balances represent discounted amounts.

(2)	Consolidation of FG VIEs resulted in reductions of $8 million in future scheduled net earned premium and $3 million in net expected loss to be expensed.

Selected Information for Policies Paid in Installments

	As of September 30, 2012	As of December 31, 2011
	(dollars in millions)
Premiums receivable, net of ceding commission payable	$215	$232
Gross unearned premium reserve	200	219
Weighted-average risk-free rate used to discount premiums	3.9%	3.1%
Weighted-average period of premiums receivable (in years)	8.7	8.0

Loss Estimation Process

The Company’s loss reserve committees estimate expected loss to be paid (including any loss adjustment expenses). Surveillance personnel present analyses related to potential losses to the Company’s loss reserve committees for consideration in estimating the expected loss to be paid. Such analyses include the consideration of various scenarios with potential probabilities assigned to them. Depending upon the nature of the risk, the Company’s view of the potential size of any loss and the information available to the Company, that analysis may be based upon individually developed cash flow models, internal credit rating assessments and sector-driven loss severity assumptions or judgmental assessments. In the case of its assumed business, the Company may conduct its own analysis as just described or, depending on the Company’s view of the potential size of any loss and the information available to the Company, the Company may use loss estimates provided by ceding insurers. The Company’s loss reserve committees review and refresh the estimate of expected loss to be paid each quarter. The Company’s estimate of ultimate loss on a policy is subject to significant uncertainty over the life of the insured transaction due to the potential for significant variability in credit performance as a result of economic, fiscal and financial market variability over the long duration of most contracts. The determination of expected loss to be paid is an inherently subjective process involving numerous estimates, assumptions and judgments by management.

The following table presents a roll forward of the present value of net expected loss to be paid for financial guaranty insurance contracts by sector. Net expected loss to be paid is the estimate of the present value of future claim payments, net of reinsurance and net of salvage and subrogation, which includes the present value benefit of estimated recoveries for breaches of representations and warranties (“R&W”). The Company used weighted-average risk-free rates for U.S. dollar denominated obligations, which ranged from 0.0% to 3.19% as of September 30, 2012 and 0.0% to 3.27% as of December 31, 2011.

Present Value of Net Expected Loss to be Paid
Roll Forward by Sector(1)

	Net Expected Loss to be Paid as of June 30, 2012	Economic Loss Development(2)	(Paid) Recovered Losses(3)	Net Expected Loss to be Paid as of September 30, 2012 (4)
	(in millions)
U.S. RMBS:
First lien:
Prime first lien	$2	$—	$—	$2
Alt-A first lien	30	1	—	31
Option ARM	19	3	(23)	(1)
Subprime	3	1	(1)	3
Total first lien	54	5	(24)	35
Second lien:
Closed-end second lien	12	(1)	(1)	10
HELOCs	10	—	(5)	5
Total second lien	22	(1)	(6)	15
Total U.S. RMBS	76	4	(30)	50
TruPS	5	2	—	7
Other structured finance	37	4	—	41
U.S. public finance	32	9	(4)	37
Non-U.S. public finance	3	1	—	4
Total financial guaranty	$153	$20	$(34)	$139

	Net Expected Loss to be Paid as of June 30, 2011	Economic Loss Development(2)	(Paid) Recovered Losses(3)	Net Expected Loss to be Paid as of September 30, 2011
	(in millions)
U.S. RMBS:
First lien:
Prime first lien	$2	$0	$—	$2
Alt-A first lien	30	8	(1)	37
Option ARM	27	(9)	0	18
Subprime	35	1	(1)	35
Total first lien	94	0	(2)	92
Second lien:
Closed-end second lien	(44)	12	(5)	(37)
HELOCs	16	(4)	(2)	10
Total second lien	(28)	8	(7)	(27)
Total U.S. RMBS	66	8	(9)	65
TruPS	4	5	1	10
Other structured finance	25	25	(5)	45
U.S. public finance	32	(12)	(1)	19
Non-U.S. public finance	3	—	—	3
Total financial guaranty	$130	$26	$(14)	$142

	Net Expected Loss to be Paid as of December 31, 2011	Economic Loss Development(2)	(Paid) Recovered Losses(3)	Net Expected Loss to be Paid as of September 30, 2012 (4)
	(in millions)
U.S. RMBS:
First lien:
Prime first lien	$1	$1	$—	$2
Alt-A first lien	33	(1)	(1)	31
Option ARM	14	11	(26)	(1)
Subprime	3	1	(1)	3
Total first lien	51	12	(28)	35
Second lien:
Closed-end second lien	(48)	1	57	10
HELOCs	20	2	(17)	5
Total second lien	(28)	3	40	15
Total U.S. RMBS	23	15	12	50
TruPS	10	(3)	—	7
Other structured finance	44	(1)	(2)	41
U.S. public finance	21	24	(8)	37
Non-U.S. public finance	3	1	—	4
Total financial guaranty	$101	$36	$2	$139

	Net Expected Loss to be Paid as of December 31, 2010	Economic Loss Development(2)	(Paid) Recovered Losses(3)	Net Expected Loss to be Paid as of September 30, 2011
	(in millions)
U.S. RMBS:
First lien:
Prime first lien	$1	$1	$0	$2
Alt-A first lien	29	10	(2)	37
Option ARM	50	(32)	0	18
Subprime	28	7	0	35
Total first lien	108	(14)	(2)	92
Second lien:
Closed-end second lien	(6)	(2)	(29)	(37)
HELOCs	(119)	23	106	10
Total second lien	(125)	21	77	(27)
Total U.S. RMBS	(17)	7	75	65
TruPS	0	9	1	10
Other structured finance	28	22	(5)	45
U.S public finance	44	(24)	(1)	19
Non-U.S. public finance	3	—	—	3
Total financial guaranty	$58	$14	$70	$142

___________________

(1)	Amounts include all expected payments for financial guaranty insurance contracts whether or not the insured VIE is consolidated.

(2)
Economic loss development includes the effects of changes in assumptions based on observed market trends, changes in discount rates, accretion of discount and the economic effects of loss mitigation efforts.

(3)
Net of ceded paid losses, whether or not such amounts have been settled with reinsurers. Ceded paid losses are typically settled 45 days after the end of the reporting period. Such amounts are recorded in reinsurance recoverable on paid losses included in other assets.

(4)	Includes expected LAE to be paid for mitigating claim liabilities of $5 million as of September 30, 2012 and $9 million as of December 31, 2011.

The table below provides a reconciliation of expected loss to be paid to expected loss to be expensed. Expected loss to be paid differs from expected loss to be expensed due to: (1) the addition of claim payments that have been made (and therefore are not included in expected loss to be paid) that are expected to be recovered in the future (and therefore have also reduced expected loss to be paid), and (2) loss reserves that have already been established (and therefore expensed but not yet paid).

Reconciliation of Financial Guaranty Insurance Present Value of Net Expected Loss to be Paid
and Net Present Value of Net Expected Loss to be Expensed

As of September 30, 2012
(in millions)
Net: expected loss to be paid	$139
Less: net expected loss to be paid for FG VIEs	20
Total	119
Other recoverable amounts(1)	29
Salvage and subrogation recoverable	37
Ceded salvage and subrogation recoverable (2)	(7)
Loss and LAE reserve	(297)
Reinsurance recoverable on unpaid losses	141
Net expected loss to be expensed(3)	$22
 ___________________

(1)	R&W recoveries recorded in other assets and other liabilities on the consolidated balance sheet.

(2)	Recorded in reinsurance balances payable on the consolidated balance sheet.

(3)	Excludes $3 million related to consolidated FG VIEs.

The Company’s Approach to Projecting Losses in U.S. RMBS

The Company projects losses on its insured U.S. RMBS on a transaction-by-transaction basis by projecting the performance of the underlying pool of mortgages over time and then applying the structural features (i.e., payment priorities and tranching) of the RMBS to the projected performance of the collateral over time. The resulting projected claim payments or reimbursements are then discounted using risk-free rates. For transactions where the Company projects it will receive recoveries from providers of R&W, it projects the amount of recoveries and either establishes a recovery for claims already paid or reduces its projected claim payments accordingly.

The further behind a mortgage borrower falls in making payments, the more likely it is that he or she will default. The rate at which borrowers from a particular delinquency category (number of monthly payments behind) eventually default is referred to as the “liquidation rate.” Liquidation rates may be derived from observed roll rates, which are the rates at which loans progress from one delinquency category to the next and eventually to default and liquidation. The Company applies liquidation rates to the mortgage loan collateral in each delinquency category and makes certain timing assumptions to project near-term mortgage collateral defaults from loans that are currently delinquent.

Mortgage borrowers that are not more than one payment behind (generally considered performing borrowers) have demonstrated an ability and willingness to pay throughout the recession and mortgage crisis, and as a result are viewed as less likely to default than delinquent borrowers. Performing borrowers that eventually default will also need to progress through delinquency categories before any defaults occur. The Company projects how many of the currently performing loans will default and when they will default, by first converting the projected near term defaults of delinquent borrowers derived from liquidation rates into a vector of conditional default rates (“CDR”), then projecting how the conditional default rates will develop over time. Loans that are defaulted pursuant to the conditional default rate after the liquidation of currently delinquent loans represent defaults of currently performing loans. A conditional default rate is the outstanding principal amount of defaulted loans liquidated in the current month divided by the remaining outstanding amount of the whole pool of loans (or “collateral pool balance”). The collateral pool balance decreases over time as a result of scheduled principal payments, partial and whole principal prepayments, and defaults.

In order to derive collateral pool losses from the collateral pool defaults it has projected, the Company applies a loss severity. The loss severity is the amount of loss the transaction experiences on a defaulted loan after the application of net proceeds from the disposal of the underlying property. The Company projects loss severities by sector based on its experience to date. Further detail regarding the assumptions and variables the Company used to project collateral losses in its U.S. RMBS portfolio may be found below in the sections “U.S. Second Lien RMBS Loss Projections: HELOCs and Closed-End Second Lien” and “U.S. First Lien RMBS Loss Projections: Alt-A First Lien, Option ARM, Subprime and Prime.”

The Company is in the process of enforcing claims for breaches of R&W regarding the characteristics of the loans included in the collateral pools. The Company calculates a credit from the RMBS issuer for such recoveries where the R&W were provided by an entity the Company believes to be financially viable and where the Company already has access or believes it will attain access to the underlying mortgage loan files. Where the Company has an agreement with an R&W provider (e.g., the Bank of America Agreement or the Deutsche Bank Agreement) or where it is in advanced discussions on a potential agreement, that credit is based on the agreement or potential agreement. In second lien RMBS transactions where there is no agreement or advanced discussions, this credit is based on a percentage of actual repurchase rates achieved across those transactions where material repurchases have been made. In first lien RMBS transactions where there is no agreement or advanced discussions, this credit is estimated by reducing collateral losses projected by the Company to reflect a percentage of the recoveries the Company believes it will achieve, based on a percentage of actual repurchase rates achieved or based on the amounts the Company was able to negotiate under the Bank of America Agreement and Deutsche Bank Agreement. The first lien approach is different from the second lien approach because the Company’s first lien transactions have multiple tranches and a more complicated method is required to correctly allocate credit to each tranche. In each case, the credit is a function of the projected lifetime collateral losses in the collateral pool, so an increase in projected collateral losses generally increases the R&W credit calculated by the Company for the RMBS issuer. Further detail regarding how the Company calculates these credits may be found under “Breaches of Representations and Warranties” below.

The Company projects the overall future cash flow from a collateral pool by adjusting the payment stream from the principal and interest contractually due on the underlying mortgages for (a) the collateral losses it projects as described above, (b) assumed voluntary prepayments and (c) recoveries for breaches of R&W as described above. The Company then applies an individual model of the structure of the transaction to the projected future cash flow from that transaction’s collateral pool to project the Company’s future claims and claim reimbursements for that individual transaction. Finally, the projected claims and reimbursements are discounted using risk-free rates. As noted above, the Company runs several sets of assumptions regarding mortgage collateral performance, or scenarios, and probability weights them.

Third Quarter-End 2012 U.S. RMBS Loss Projections

The Company's RMBS loss projection methodology assumes that the housing and mortgage markets will eventually improve. Each quarter the Company makes a judgment as to whether to change its assumptions used to make RMBS loss projections based on its observation during the quarter of the performance of its insured transactions (including early stage delinquencies, late stage delinquencies and, for first liens, loss severity) as well as the residential property market and economy in general, and, to the extent it observes changes, it makes a judgment as whether those changes are normal fluctuations or part of a trend. Based on such observations, the Company chose to use essentially the same methodology and scenarios to project RMBS loss as of September 30, 2012 as it used as of June 30, 2012. The methodology and scenarios used as of September 30, 2012 were also essentially the same as those it used as of December 31, 2011, except that as compared to December 31, 2011 (i) in its most optimistic scenario, it reduced by three months the period it assumed it would take the mortgage market to recover and (ii) in its most pessimistic scenario, it increased by three months the period it assumed it would take the mortgage market to recover. The methodology the Company uses to project RMBS losses and the scenarios it employs are described in more detail below under "-- U.S. Second Lien RMBS Loss Projections: HELOCs and Closed-End Second Lien" and " -- U.S. First Lien RMBS Loss Projections: Alt A First Lien, Option ARM, Subprime and Prime".

U.S. Second Lien RMBS Loss Projections: HELOCs and Closed-End Second Lien

The Company insures two types of second lien RMBS: those secured by HELOCs and those secured by closed-end second lien mortgages. HELOCs are revolving lines of credit generally secured by a second lien on a one to four family home. A mortgage for a fixed amount secured by a second lien on a one to four family home is generally referred to as a closed-end second lien. Second lien RMBS sometimes include a portion of loan collateral with a different priority than the majority of the collateral. The Company has material exposure to second lien mortgage loans originated and serviced by a number of parties, but the Company’s most significant second lien exposure is to HELOCs originated and serviced by Countrywide, a subsidiary of Bank of America. See “—Breaches of Representations and Warranties.”

The delinquency performance of HELOC and closed-end second lien exposures included in transactions insured by the Company began to deteriorate in 2007, and such transactions continue to perform below the Company’s original underwriting expectations. While insured securities benefit from structural protections within the transactions designed to absorb collateral losses in excess of previous historically high levels, in many second lien RMBS projected losses now exceed those structural protections.

The Company believes the primary variables affecting its expected losses in second lien RMBS transactions are the amount and timing of future losses in the collateral pool supporting the transactions and the amount of loans repurchased for breaches of R&W (or agreements with R&W providers related to such obligations). Expected losses are also a function of the structure of the transaction; the voluntary prepayment rate (typically also referred to as conditional prepayment rate (“CPR”) of the collateral); the interest rate environment; and assumptions about the draw rate and loss severity. These variables are interrelated, difficult to predict and subject to considerable volatility. If actual experience differs from the Company’s assumptions, the losses incurred could be materially different from the estimate. The Company continues to update its evaluation of these exposures as new information becomes available.

The following table shows the range of key assumptions for the calculation of expected loss to be paid for individual transactions for direct vintage 2004 - 2008 second lien U.S. RMBS.

Key Assumptions in Base Case Expected Loss Estimates
Second Lien RMBS(1)

HELOC key assumptions	As of September 30, 2012	As of June 30, 2012	As of December 31, 2011
Plateau CDR	7.8% - 11.6%	7.7 - 13.4%	6.4 - 21.1%
Final CDR trended down to	0.5% - 2.2%	0.5 - 2.2%	0.5 - 2.2%
Expected period until final CDR	36 months	36 months	36 months
Initial CPR	4.6% - 11.0%	3.2 - 13.5%	3.5 - 24.6%
Final CPR	10%	10%	10%
Loss severity	98%	98%	98%
Initial draw rate	0.0% - 0.1%	0.0 - 0.1%	0.0 - 0.4%

Closed-end second lien key assumptions	As of September 30, 2012	As of June 30, 2012	As of December 31, 2011
Plateau CDR	6.2% - 19.0%	4.3 - 20.7%	6.9 - 24.8%
Final CDR trended down to	3.5% - 9.1%	3.5 - 9.1%	3.5 - 9.2%
Expected period until final CDR	36 months	36 months	36 months
Initial CPR	1.8% - 10.1%	1.1 - 11.0%	0.9 - 14.7%
Final CPR	10%	10%	10%
Loss severity	98%	98%	98%
 ___________________

(1)	Represents variables for most heavily weighted scenario (the “base case”).

In second lien transactions the projection of near-term defaults from currently delinquent loans is relatively straightforward because loans in second lien transactions are generally “charged off” (treated as defaulted) by the securitization’s servicer once the loan is 180 days past due. Most second lien transactions report the amount of loans in five monthly delinquency categories (i.e., 30-59 days past due, 60-89 days past due, 90-119 days past due, 120-149 days past due and 150-179 days past due). The Company estimates the amount of loans that will default over the next five months by calculating current representative liquidation rates (the percent of loans in a given delinquency status that are assumed to ultimately default) from selected representative transactions and then applying an average of the preceding twelve months’ liquidation rates to the amount of loans in the delinquency categories. The amount of loans projected to default in the first through fifth months is expressed as a CDR. The first four months’ CDR is calculated by applying the liquidation rates to the current period past due balances (i.e., the 150-179 day balance is liquidated in the first projected month, the 120-149 day balance is liquidated in the second projected month, the 90-119 day balance is liquidated in the third projected month and the 60-89 day balance is liquidated in the fourth projected month). For the fifth month the CDR is calculated using the average 30-59 day past due balances for the prior three months. An average of the third, fourth and fifth month CDR is then used as the basis for the plateau period that follows the embedded five months of losses.

As of September 30, 2012, for the base case scenario, the CDR (the “plateau CDR”) was held constant for one month. Once the plateau period has ended, the CDR is assumed to gradually trend down in uniform increments to its final long-term steady state CDR. In the base case scenario, the time over which the CDR trends down to its final CDR is 30 months. Therefore, the total stress period for second lien transactions is 36 months, comprising five months of delinquent data, a one month plateau period and 30 months of decrease to the steady state CDR. This is the same as June 30, 2012 and December 31, 2011. The long-term steady state CDR is calculated as the constant CDR that would have yielded the amount of losses originally expected at underwriting. When a second lien loan defaults, there is generally a very low recovery. Based on current expectations of future performance, the Company assumes that it will only recover 2% of the collateral, the same as June 30, 2012 and December 31, 2011.

The rate at which the principal amount of loans is prepaid may impact both the amount of losses projected (which is a function of the CDR and the loan balance over time) as well as the amount of excess spread (which is the excess of the interest paid by the borrowers on the underlying loan over the amount of interest and expenses owed on the insured obligations). In the base case, the current CPR (based on an average of the most recent three months) is assumed to continue until the end of the plateau before gradually increasing to the final CPR over the same period the CDR decreases. For transactions where the initial CPR is higher than the final CPR, the initial CPR is held constant. The final CPR is assumed to be 10% for both HELOC and closed-end second lien transactions. This level is much higher than current rates for most transactions, but lower than the historical average, which reflects the Company’s continued uncertainty about the projected performance of the borrowers in these transactions. This pattern is consistent with how the Company modeled the CPR at June 30, 2012 and December 31, 2011. To the extent that prepayments differ from projected levels it could materially change the Company’s projected excess spread and losses.

The Company uses a number of other variables in its second lien loss projections, including the spread between relevant interest rate indices, and HELOC draw rates (the amount of new advances provided on existing HELOCs expressed as a percentage of current outstanding advances). For HELOC transactions, the draw rate is assumed to decline from the current level to a final draw rate over a period of three months. The final draw rates were assumed to range from 0.00% to 0.10%.

In estimating expected losses, the Company modeled and probability weighted three possible CDR curves applicable to the period preceding the return to the long-term steady state CDR. The Company believes that the level of the elevated CDR and the length of time it will persist is the primary driver behind the likely amount of losses the collateral will suffer (before considering the effects of repurchases of ineligible loans). The Company continues to evaluate the assumptions affecting its modeling results.

As of September 30, 2012, the Company’s base case assumed a one month CDR plateau and a 30 month ramp-down (for a total stress period of 36 months), the same as June 30, 2012 and December 31, 2011. The Company also modeled a scenario with a longer period of elevated defaults and another with a shorter period of elevated defaults and weighted them the same as of June 30, 2012 and December 31, 2011.The length of the ramp-downs the Company used as of September 30, 2012 and June 30, 2012 were three months shorter in the optimistic cases and three months longer in the pessimistic cases than the Company used as of December 31, 2011 reflecting both positive and negative developments observed by the Company in the market. Increasing the CDR plateau to four months and increasing the ramp-down by three months to 33-months (rather than 30 months as of December 31, 2011, for a total stress period of 42 months rather than 39 months as of December 31, 2011) would increase the expected loss by approximately $8 million for HELOC transactions and $1 million for closed-end second lien transactions. On the other hand, keeping the CDR plateau at one month but decreasing the length of the CDR ramp-down to 21 months (rather than 24 months as of December 31, 2011, for a total stress period of 27 months rather than 30 months as of December 31, 2011) would decrease the expected loss by approximately $8 million for HELOC transactions and $1 million for closed-end second lien transactions.

U.S. First Lien RMBS Loss Projections: Alt-A First Lien, Option ARM, Subprime and Prime

First lien RMBS are generally categorized in accordance with the characteristics of the first lien mortgage loans on one-to-four family homes supporting the transactions. The collateral supporting “subprime RMBS” transactions consists of first-lien residential mortgage loans made to subprime borrowers. A “subprime borrower” is one considered to be a higher risk credit based on credit scores or other risk characteristics. Another type of RMBS transaction is generally referred to as “Alt-A first lien.” The collateral supporting such transactions consists of first-lien residential mortgage loans made to “prime” quality borrowers who lack certain ancillary characteristics that would make them prime. When more than 66% of the loans originally included in the pool are mortgage loans with an option to make a minimum payment that has the potential to amortize the loan negatively (i.e., increase the amount of principal owed), the transaction is referred to as an “Option ARM.” Finally, transactions may be composed primarily of loans made to prime borrowers. First lien RMBS sometimes include a portion of loan collateral that differs in priority from the majority of the collateral.

The performance of the Company’s first lien RMBS exposures began to deteriorate in 2007 and such transactions continue to perform below the Company’s original underwriting expectations. The Company has experienced first lien collateral losses many times those expected at the time of underwriting. While insured securities benefited from structural protections within the transactions designed to absorb some of the collateral losses, in many first lien RMBS transactions, projected losses exceed those structural protections.

The majority of projected losses in first lien RMBS transactions are expected to come from non-performing mortgage loans (those that are delinquent or in foreclosure or where the loan has been foreclosed and the RMBS issuer owns the underlying real estate). Changes in the amount of non-performing loans from the amount projected in the previous period are one of the primary drivers of loss development in this portfolio. In order to determine the number of defaults resulting from these delinquent and foreclosed loans, the Company applies a liquidation rate assumption to loans in each of various delinquency categories. The Company arrived at its liquidation rates based on data purchased from a third party and assumptions about how delays in the foreclosure process may ultimately affect the rate at which loans are liquidated. The liquidation rate is a standard industry measure that is used to estimate the number of loans in a given aging category that will default within a specified time period. The Company projects these liquidations to occur over two years. The Company used the same liquidation rates for September 30, 2012 as it did for June 30, 2012 and December 31, 2011. The following table shows liquidation assumptions for various delinquency categories.

First Lien Liquidation Rates
as of September 30, 2012

30 – 59 Days Delinquent
Alt-A and Prime	35%
Option ARM	50
Subprime	30
60 - 89 Days Delinquent
Alt-A and Prime	55
Option ARM	65
Subprime	45
90+ Days Delinquent
Alt-A and Prime	65
Option ARM	75
Subprime	60
Bankruptcy
Alt A and Prime	55
Option ARM	70
Subprime	50
Foreclosure
Alt-A and Prime	85
Option ARM	85
Subprime	80
Real Estate Owned ("REO")
All	100

While the Company uses liquidation rates as described above to project defaults of non-performing loans, it projects defaults on presently current loans by applying a CDR trend. The start of that CDR trend is based on the defaults the Company projects will emerge from currently nonperforming loans. The total amount of expected defaults from the non-performing loans is translated into a constant CDR (i.e., the CDR plateau), which, if applied for each of the next 24 months, would be sufficient to produce approximately the amount of defaults that were calculated to emerge from the various delinquency categories. The CDR thus calculated individually on the delinquent collateral pool for each RMBS is then used as the starting point for the CDR curve used to project defaults of the presently performing loans.

In the base case, after the initial 24-month CDR plateau period, each transaction’s CDR is projected to improve over 12 months to an intermediate CDR (calculated as 20% of its CDR plateau); that intermediate CDR is held constant for 36 months and then trails off in steps to a final CDR of 5% of the CDR plateau. Under the Company’s methodology, defaults projected to occur in the first 24 months represent defaults that can be attributed to loans that are currently delinquent or in foreclosure, while the defaults projected to occur using the projected CDR trend after the first 24 month period represent defaults attributable to borrowers that are currently performing.

Another important driver of loss projections is loss severity, which is the amount of loss the transaction incurs on a loan after the application of net proceeds from the disposal of the underlying property. Loss severities experienced in first lien transactions have reached historic high levels, and the Company is assuming that these high levels generally will continue for another year (in the case of subprime loans, the Company assumes the unprecedented 90% loss severity rate will continue for six months then drop to 80% for six months before following the ramp described below). The Company determines its initial loss severity based on actual recent experience. The Company’s loss severity assumptions for September 30, 2012 were the same as it used for June 30, 2012 and December 31, 2011. The Company then assumes that loss severities begin returning to levels consistent with underwriting assumptions beginning in June 2013, and in the base case scenario, decline over two years to 40%.

The following table shows the range of key assumptions used in the calculation of expected loss to be paid for individual transactions for direct vintage 2004 - 2008 first lien U.S. RMBS.

Key Assumptions in Base Case Expected Loss Estimates
First Lien RMBS (1)

	As of September 30, 2012	As of June 30, 2012	As of December 31, 2011
Alt-A First Lien
Plateau CDR	3.5% - 16.6%	3.3% - 16.9%	2.8% - 15.8%
Intermediate CDR	0.7% - 3.3%	0.7% - 3.4%	0.6% - 3.2%
Final CDR	0.2% - 0.8%	0.2% - 0.8%	0.1% - 0.8%
Initial loss severity	65%	65%	65%
Initial CPR	1.2% - 31.9%	1.5% - 27.1%	1.1% - 24.4%
Final CPR	15%	15%	15%
Option ARM
Plateau CDR	13.2% - 25.2%	13.1% - 26.5%	12.4% - 26.0%
Intermediate CDR	2.6% - 5.0%	2.6% - 5.3%	2.5% - 5.2%
Final CDR	0.7% - 1.3%	0.7% - 1.3%	0.6% - 1.3%
Initial loss severity	65%	65%	65%
Initial CPR	0.8% - 3.2%	0.7% - 4.5%	0.3% - 6.4%
Final CPR	15%	15%	15%
Subprime
Plateau CDR	7.5% - 16.8%	7.2% - 13.3%	8.6% - 13.8%
Intermediate CDR	1.5% - 3.4%	1.4% - 2.7%	1.7% - 2.8%
Final CDR	0.4% - 0.8%	0.4% - 0.7%	0.4% - 0.7%
Initial loss severity	90%	90%	90%
Initial CPR	2.5% - 6.4%	2.1% - 8.8%	0.0% - 16.3%
Final CPR	15%	15%	15%
____________________
(1)    Represents variables for most heavily weighted scenario (the "base case")

The rate at which the principal amount of loans is prepaid may impact both the amount of losses projected (since that amount is a function of the conditional default rate, the loss severity and the loan balance over time) as well as the amount of excess spread. The assumption for the CPR follows a similar pattern to that of the conditional default rate. The current level of voluntary prepayments is assumed to continue for the plateau period before gradually increasing over 12 months to the final CPR, which is assumed to be either 10% or 15% depending on the scenario run. For transactions where the initial CPR is higher than the final CPR, the initial CPR is held constant.

The ultimate performance of the Company’s first lien RMBS transactions remains highly uncertain and may be subject to considerable volatility due to the influence of many factors, including the level and timing of loan defaults, changes in housing prices and other variables. The Company will continue to monitor the performance of its RMBS exposures and will adjust the loss projections for those transactions based on actual performance and management’s estimates of future performance.

In estimating expected losses, the Company modeled and probability weighted sensitivities for first lien transactions by varying its assumptions of how fast a recovery is expected to occur. One of the variables used to model sensitivities was how quickly the conditional default rate returned to its modeled equilibrium, which was defined as 5% of the current conditional default rate. The Company also stressed CPR and the speed of recovery of loss severity rates. The Company probability weighted a total of five scenarios (including its base case) as of September 30, 2012, the same number of scenarios as June 30, 2012 and December 31, 2011. For September 30, 2012 the Company used the same scenarios and weightings as it has for June 30, 2012, which were also the same as it used for December 31, 2011 except that for September 30, 2012 and June 30, 2012 it assumed in the most stressful scenario that the recovery would occur three months more slowly and in the most optimistic scenario that it would occur three months more quickly than it had for December 31, 2011.

In a somewhat more stressful environment than that of the base case, where the conditional default rate plateau was extended three months (to be 27 months long) before the same more gradual conditional default rate recovery and loss severities were assumed to recover over four rather than two years (and subprime loss severities were assumed to recover only to 60%), expected loss to be paid would increase from current projections by approximately $3 million for Alt-A first liens, $4 million for Option ARM, $0.2 million for subprime and $1 million for prime transactions. In an even more stressful scenario where loss severities were assumed to rise and then recover over eight years and the initial ramp-down of the conditional default rate was assumed to occur over 15 months (rather than 12 months as of December 31, 2011) and other assumptions were the same as the other stress scenario, expected loss to be paid would increase from current projections by approximately $9 million for Alt-A first liens, $13 million for Option ARM, $0.4 million for subprime and $3 million for prime transactions. The Company also considered two scenarios where the recovery was faster than in its base case. In a scenario with a somewhat less stressful environment than the base case, where conditional default rate recovery was somewhat less gradual and the initial subprime loss severity rate was assumed to be 80% for 12 months and was assumed to recover to 40% over two years, expected loss to be paid would decrease from current projections by approximately $0.3 million for Alt-A first lien, $1 million for Option ARM, $0.2 million for subprime and $0.1 million for prime transactions. In an even less stressful scenario where the conditional default rate plateau was three months shorter (21 months, effectively assuming that liquidation rates would improve) and the conditional default rate recovery was more pronounced, (including an initial ramp-down of the conditional default rate over nine months rather than 12 months as of December 31, 2011) expected loss to be paid would decrease from current projections by approximately $3 million for Alt-A first lien, $5 million for Option ARM, $0.3 million for subprime and $1 million for prime transactions.

Breaches of Representations and Warranties

The Company is pursuing reimbursements for breaches of R&W regarding loan characteristics. Performance of the collateral underlying certain first and second lien securitizations has substantially differed from the Company’s original expectations. The Company has employed several loan file diligence firms and law firms as well as devoted internal resources to review the mortgage files surrounding many of the defaulted loans. The Company’s success in these efforts has resulted in three negotiated agreements, in respect of the Company’s R&W claims, including one on April 14, 2011 with Bank of America and one on May 8, 2012 with Deutsche Bank AG as described under “Deutsche Bank Agreement” in Note 2, Business Changes, Risks, Uncertainties and Accounting Developments.

The Company has included in its net expected loss estimates as of September 30, 2012 an estimated benefit from loan repurchases related to breaches of R&W of $146 million, which includes $83 million from Bank of America and Deutsche Bank under their respective agreements and $63 million in transactions where the Company does not yet have such an agreement. Under the negotiated agreements, proceeds projected to be reimbursed to the Company on transactions where the Company has already paid claims are viewed as a recovery on paid losses. For transactions where the Company has not already paid claims, projected recoveries reduce projected loss estimates. In either case, projected recoveries under the negotiated agreements have no effect on the amount of the Company’s exposure. These amounts reflect payments made pursuant to the negotiated transaction agreements and not payments made pursuant to legal settlements. See “—Recovery Litigation” below for a description of the related legal proceedings the Company has commenced.

The Company did not incorporate any gain contingencies or damages paid from potential litigation in its estimated repurchases. The amount the Company will ultimately recover related to contractual R&W is uncertain and subject to a number of factors including the counterparty’s ability to pay, the number and loss amount of loans determined to have breached R&W and, potentially, negotiated settlements or litigation recoveries. As such, the Company’s estimate of recoveries is uncertain and actual amounts realized may differ significantly from these estimates. In arriving at the expected recovery from breaches of R&W, the Company considered the creditworthiness of the provider of the R&W, the number of breaches found on defaulted loans, the success rate in resolving these breaches across those transactions where material repurchases have been made and the potential amount of time until the recovery is realized.

The calculation of expected recovery from breaches of R&W involved a variety of scenarios which ranged from the Company recovering substantially all of the losses it incurred due to violations of R&W to the Company realizing limited recoveries. These scenarios were probability weighted in order to determine the recovery incorporated into the Company’s estimate of expected losses. This approach was used for both loans that had already defaulted and those assumed to default in the future.
Balance Sheet Classification of R&W Benefit, Net of Reinsurance

	As of September 30, 2012			As of December 31, 2011
	For all Financial Guaranty Insurance Contracts	Effect of Consolidating FG VIEs	Reported on Balance Sheet(1)	For all Financial Guaranty Insurance Contracts	Effect of Consolidating FG VIEs	Reported on Balance Sheet(1)
	(in millions)
Salvage and subrogation recoverable	$47	$—	$47	$86	$(57)	$29
Loss and LAE reserve	99	34	133	121	(37)	84
____________________
(1)      The remaining benefit for R&W is not recorded on the balance sheet until the expected loss, net of R&W, exceeds unearned premium reserve.

The following table represents the Company’s total estimated R&W recoveries netted in expected loss to be paid, from defective mortgage loans included in certain first and second lien U.S. RMBS loan securitizations that it insures.

Roll Forward of Estimated Benefit from Recoveries from Representation and Warranty Breaches,
Net of Reinsurance

	Future Net R&W Benefit as of December 31, 2011	R&W Development and Accretion of Discount During Nine Months 2012	R&W Recovered During Nine Months 2012(1)	Future Net R&W Benefit as of September 30, 2012
	(in millions)
Prime first lien	$2	$0	$—	$2
Alt-A first lien	16	4	0	20
Option ARM	75	11	—	86
Closed-end second lien	89	0	(69)	20
HELOC	26	1	(9)	18
Total	$208	$16	$(78)	$146

	Future Net R&W Benefit as of December 31, 2010	R&W Development and Accretion of Discount During Nine Months 2011	R&W Recovered During Nine Months 2011(1)	Future Net R&W Benefit as of September 30, 2011
	(in millions)
Prime first lien	$1	$1	$—	$2
Alt-A first lien	10	7	—	17
Option ARM	14	92	(20)	86
Closed-end second lien	67	10	—	77
HELOC	162	21	(149)	34
Total	$254	$131	$(169)	$216
 ___________________
(1)    Gross amounts recovered were $95 million and $233 million in Nine Months 2012 and 2011, respectively.

Financial Guaranty Insurance U.S. RMBS Risks with R&W Benefit

	Number of Risks (1) as of		Debt Service as of
	September 30, 2012	December 31, 2011	September 30, 2012	December 31, 2011
	(dollars in millions)
Prime first lien	1	1	$18	$21
Alt-A first lien	9	11	287	374
Option ARM	2	2	154	182
Closed-end second lien	2	2	66	120
HELOC(2)	1	3	19	480
Total	15	19	$544	$1,177
 ___________________

(1)	A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making debt service payments.

(2)	The decline in number of HELOC risks and debt service relates to the final payment from Bank of America for covered HELOC transactions and due to fundings from an R&W provider.

The following table provides a breakdown of the development and accretion amount in the roll forward of estimated recoveries associated with alleged breaches of R&W.

	Third Quarter		Nine Months
	2012	2011	2012	2011
	(in millions)
Inclusion or removal of deals with breaches of R&W during period	$—	$—	$(1)	$24
Change in recovery assumptions as the result of additional file review and recovery success	—	(8)	—	(5)
Estimated increase (decrease) in defaults that will result in additional (lower) breaches	8	3	16	(5)
Results of settlements	—	24	—	116
Accretion of discount on balance	0	1	1	1
Total	$8	$20	$16	$131

The Company assumes that recoveries on transactions backed by HELOC and closed-end second lien loans that were not subject to the Bank of America Agreement or Deutsche Bank Agreement will occur in two to four years from the balance sheet date depending on the scenarios, and that recoveries on transactions backed by Alt-A first lien, Option ARM and Subprime loans will occur as claims are paid over the life of the transactions. Recoveries on second lien transactions subject to the Bank of America Agreement were paid in full by March 31, 2012.

As of September 30, 2012, cumulative collateral losses on Assured Guaranty’s 20 first lien RMBS transactions (of which eight are insured by AGC) executed as financial guaranties and one CDS transaction (which is insured by AGC), subject to a comprehensive agreement with Bank of America Corporation and its subsidiaries, including Countrywide Financial Corporation and its subsidiaries (collectively, “Bank of America”) (the “Bank of America Agreement”) were approximately $2.8 billion and $0.1 billion, respectively. Assured Guaranty estimates that cumulative projected collateral losses for the 20 financial guaranty insurance transactions and one CDS transaction will be $4.9 billion and $0.2 billion, respectively. The Bank of America Agreement, where Bank of America will reimburse AGL 80% of the claims AGL pays on the 21 transactions, covers cumulative collateral losses up to $6.6 billion for all these transactions. Bank of America had placed approximately $1.0 billion of eligible assets in trust in order to collateralize the reimbursement obligation relating to these and one covered first lien CDS transaction. The amount of assets required to be posted may increase or decrease from time to time as determined by rating agency requirements.

On May 8, 2012, Assured Guaranty reached a settlement with Deutsche Bank AG and certain of its affiliates (collectively, “Deutsche Bank”), resolving claims related to certain RMBS transactions issued, underwritten or sponsored by Deutsche Bank that were insured by Assured Guaranty under financial guaranty insurance policies and to certain RMBS exposures in re-securitization transactions as to which Assured Guaranty provides credit protection through CDS. See Note 2, Business Changes, Risks, Uncertainties and Accounting Developments for more information.

Student Loan Transactions

The Company has insured or reinsured $1.1 billion net par of student loan securitizations, $0.6 billion issued by private issuers and classified as asset-backed and $0.5 billion issued by public authorities and classified as public finance, of which $36 million is rated BIG. The Company is projecting approximately $1 million of net expected loss to be paid in these portfolios. In general the change in losses are due to: (i) the poor credit performance of private student loan collateral and high loss severities; (ii) high interest rates on auction rate securities with respect to which the auctions have failed or (iii) lower risk-free rates used for discounting, which result in higher present value losses on transactions where losses are payable at final maturity. The guaranteed bonds were issued as auction rate securities that now bear a high rate of interest due to the downgrade of the primary insurer's financial strength rating. Further, the underlying loan collateral has performed below expectations. The overall decrease of approximately $0.4 million in net expected loss during Third Quarter 2012 is primarily due to developments in loss mitigation efforts and the increase in risk-free rates used to discount losses.

Trust Preferred Securities Collateralized Debt Obligations

The Company has insured or reinsured $1.2 billion of net par of collateralized debt obligations (“CDOs”) backed by TruPS and similar debt instruments, or “TruPS CDOs.” Of that amount, $573 million is rated BIG. The underlying collateral in the TruPS CDOs consists of subordinated debt instruments such as TruPS issued by bank holding companies and similar instruments issued by insurance companies, real estate investment trusts (“REITs”) and other real estate related issuers.

The Company projects losses for TruPS CDOs by projecting the performance of the asset pools across several scenarios (which it weights) and applying the CDO structures to the resulting cash flows. At September 30, 2012, the Company has projected expected losses to be paid for TruPS CDOs that are accounted for as financial guaranty insurance of $7 million. The increase of approximately $2 million in net expected loss during Third Quarter 2012 was driven primarily by changes in London Interbank Offered Rate ("LIBOR").

“XXX” Life Insurance Transactions

The Company’s $491 million net par of XXX life insurance transactions as of September 30, 2012, include $248 million rated BIG. The BIG “XXX” life insurance transactions are based on discrete blocks of individual life insurance business. In each such transaction the monies raised by the sale of the bonds insured by the Company were used to capitalize a special purpose vehicle that provides reinsurance to a life insurer or reinsurer. The monies are invested at inception in accounts managed by third-party investment managers.

The BIG “XXX” life insurance transactions consist of two transactions: Ballantyne Re p.l.c and Orkney Re II p.l.c. These transactions had material amounts of their assets invested in U.S. RMBS transactions. Based on its analysis of the information currently available, including estimates of future investment performance, and projected credit impairments on the invested assets and performance of the blocks of life insurance business at September 30, 2012, the Company’s projected net expected loss to be paid is $27 million.

U.S. Public Finance Transactions

U.S. municipalities and related entities have been under increasing pressure over the last couple of years, and a few have filed for protection under the U.S. Bankruptcy Code, entered into state processes designed to help municipalities in fiscal distress or otherwise indicated they may consider not meeting their obligations to make timely payments on their debts. The Company expects that bondholder rights will be enforced. However, due to the early stage of these developments, and the circumstances surrounding each instance, the ultimate outcome cannot be certain. The Company will continue to analyze developments in each of these matters closely. The municipalities whose obligations the Company has insured that have filed for protection under Chapter 9 of the U.S Bankruptcy Code are: Jefferson County, Alabama and Stockton, California. The City Council of Harrisburg, Pennsylvania had also filed a purported bankruptcy petition, which was later dismissed by the bankruptcy court; a receiver for the City of Harrisburg was appointed by the Commonwealth Court of Pennsylvania on December 2, 2011.

The Company has net exposure to Jefferson County, Alabama of $184 million as of September 30, 2012. On November 9, 2011, Jefferson County filed for bankruptcy under Chapter 9 of the U.S. Bankruptcy Code.

•
Most of AGC’s net Jefferson County exposure relates to $183 million in sewer revenue exposure, all of which is assumed reinsurance. The sewer revenue warrants are secured by a pledge of the net revenues of the sewer system. The bankruptcy court has affirmed that the net revenues constitute a “special revenue” under Chapter 9. Therefore, the lien on net revenues of the sewer system survives the bankruptcy filing and such net revenues are not subject to the automatic stay during the pendency of Jefferson County’s bankruptcy case. BNY Mellon, as trustee, had brought a lawsuit regarding the amount of net revenues to which it is entitled. Since its bankruptcy filing, Jefferson County had been withholding estimated bankruptcy-related legal expenses and an amount representing a monthly reserve for future expenditures and depreciation and amortization from the monthly payments it had been making to the trustee from sewer revenues for debt service. On June 29, 2012 the Bankruptcy Court ruled that “Operating Expenses” as determined under the bond indenture do not include (1) a reserve for depreciation, amortization, or future expenditures, or (2) an estimate for professional fees and expenses, such that, after payment of Operating Expenses (as defined in the indenture), monies remaining in the Revenue Account created under the bond indenture must be distributed in accordance with the waterfall set forth in the indenture without withholding any monies for depreciation, amortization, reserves, or estimated expenditures that are the subject of this litigation. Whether sufficient net revenues will be available for the payment of regularly scheduled debt service ultimately depends on the bankruptcy court's valuation of the sewer revenue stream.

•
The Company also has assumed exposure of $1 million to warrants that are payable from Jefferson County's general fund on a "subject to appropriation" basis. The Company established a projected loss for these warrants in the second quarter of 2012 after Jefferson County chose not to make payment under its General Obligation bonds.

On June 28, 2012, the City of Stockton, California filed for bankruptcy under Chapter 9 of the U.S. Bankruptcy Code. The Company's net exposure to Stockton's general fund is $34 million, consisting of lease revenue bonds. As of September 30, 2012, the Company had paid $3 million in net claims.

The Company has $8 million of net par exposure to The City of Harrisburg, Pennsylvania, all of which is BIG. The Company has paid $1 million in net claims as of September 30, 2012, and expects a full recovery.

The Company has $249 million of net par exposure to the Louisville Arena Authority. The bond proceeds were used to construct the KFC Yum Center, home to the University of Louisville men's and women's basketball teams. Actual revenues available for debt service are well below original projections, and under the Company's internal rating scale, the transaction is BIG.

The Company has no remaining net par exposure to bonds secured by the excess free cash flow of the Foxwoods Casino, run by the Mashantucket Pequot Tribe. The Company had paid $3 million in net claims as of September 30, 2012, and expects full recovery of such amount.

The Company projects that its total expected net loss from troubled U.S. public finance credits will be $37 million as of September 30, 2012, up from $32 million as of June 30, 2012. This increase was due primarily to the increase in expected loss attributable to the Louisville Arena Authority, which offset in part by the increase in discounts rates.

Other Notable Transactions

The Company projects losses on, or is monitoring particularly closely, a number of other transactions, the most significant of which are described in the following paragraphs.

The Company insures and reinsures credits with sub-sovereign exposure to various Spanish regions where a Spanish sovereign default causes the regions also to default. The Company's exposure to these credits is €9 million. During Third Quarter 2012, the Company downgraded these exposures to the BB category due to concerns that these regions would not pay under their contractual obligations. The Company has net expected loss to be paid of less than $1 million as of September 30, 2012.

The Company insures or reinsures a total of $79 million net par of securities backed by manufactured housing loans, a total of $76 million rated BIG. The Company has expected loss to be paid of $9 million as of September 30, 2012 compared to $5 million as of June 30, 2012.

The Company also has outstanding exposures to certain infrastructure transactions in its insured portfolio that may expose it to refinancing risk. These transactions generally involve long-term infrastructure projects that are financed by bonds that mature prior to the expiration of the project concession. While the cash flows from these projects were expected to be sufficient to repay all of the debt over the life of the project concession, in order to pay the principal on the early maturing debt, the Company expected it to be refinanced in the market at or prior to its maturity. Due to market dislocation and increased credit spreads, the Company may have to pay a claim at the maturity of the securities, and then recover its payment from cash flows produced by the project in the future. The Company generally projects that in most scenarios it will be fully reimbursed for such payments. The projected inflows and outflows are included in the Company's “Financial Guaranty Insurance BIG Transaction Loss Summary” table in this Note.

Recovery Litigation

RMBS Transactions

As of the date of this filing, AGC had lawsuits pending against a number of providers of representations and warranties in U.S. RMBS transactions insured by them. AGC has sued JPMorgan Chase & Co.’s affiliate EMC Mortgage LLC, J.P. Morgan Securities Inc. (formerly known as Bear, Stearns & Co. Inc.) and JPMorgan Chase Bank, N.A. on the  SACO I Trust 2005-GP1 second lien transaction and EMC Mortgage LLC on the Bear Stearns Asset Backed Securities I Trust 2005-AC5 and Bear Stearns Asset Backed Securities I Trust 2005-AC6 first lien transactions, seeking damages, including indemnity or reimbursement for losses. In the lawsuit, AGC has alleged breaches of R&W both in respect of the underlying loans in the transactions and the accuracy of the information provided to AGC, and failure to cure or repurchase defective loans identified by AGC.

In addition, AGC and its affiliate AGM have brought actions against providers of R&W in U.S. RMBS transactions insured by them, alleging breaches of R&W in respect of the underlying loans in the transactions, breaches of contract in procuring falsely inflated shadow ratings (a condition to the issuance by AGM and AGC of its policies) by providing false and misleading information to the rating agencies, and failure to cure or repurchase defective loans identified by AGC and AGM. AGC and AGM have sued DLJ Mortgage Capital, Inc. (“DLJ”) and Credit Suisse Securities (USA) LLC (“Credit Suisse”) on first lien U.S. RMBS transactions insured by them. The ones insured by AGC are: CSAB Mortgage-Backed Pass Through Certificates, Series 2007-1 and TBW Mortgage-Backed Pass Through Certificates, Series 2007-2. On December 6, 2011, DLJ and Credit Suisse filed a motion to dismiss the cause of action asserting breach of the document containing the condition precedent regarding the rating of the securities and claims for recissionary damages and other relief in the complaint, and on October 11, 2012, the Supreme Court of the State of New York granted the motion to dismiss. AGC and AGM have appealed the dismissal of certain of its claims. The causes of action against DLJ for breach of R&W and breach of its repurchase obligations remain.

“XXX” Life Insurance Transactions

In December 2008, AGUK filed an action against J.P. Morgan Investment Management Inc. (“JPMIM”), the investment manager in the Orkney Re II transaction, in the Supreme Court of the State of New York alleging that JPMIM engaged in breaches of fiduciary duty, gross negligence and breaches of contract based upon its handling of the investments of Orkney Re II. After AGUK’s claims were dismissed with prejudice in January 2010, AGUK was successful in its subsequent motions and appeals and, as of December 2011, all of AGUK’s claims for breaches of fiduciary duty, gross negligence and contract were reinstated in full. Separately, at the trial court level, discovery is ongoing.

Net Loss Summary

The following table provides information on loss and LAE reserves net of reinsurance and salvage and subrogation recoverable on the consolidated balance sheets.

Loss and LAE Reserve (Recovery)
Net of Reinsurance and Salvage and Subrogation Recoverable

	As of September 30, 2012			As of December 31, 2011
	Loss and LAE Reserve	Salvage and Subrogation Recoverable	Net	Loss and LAE Reserve	Salvage and Subrogation Recoverable	Net
	(in millions)
U.S. RMBS:
First lien:
Prime first lien	$2	$—	$2	$1	$—	$1
Alt-A first lien	30	—	30	31	—	31
Option ARM	28	2	26	25	11	14
Subprime	2	0	2	3	0	3
Total first lien	62	2	60	60	11	49
Second lien:
Closed-end second lien	7	—	7	7	57	(50)
HELOC	21	18	3	37	19	18
Total second lien	28	18	10	44	76	(32)
Total U.S. RMBS	90	20	70	104	87	17
TruPS	5	—	5	8	—	8
Other structured finance	42	5	37	45	6	39
U.S. public finance	31	5	26	22	4	18
Non-U.S. public finance	4	—	4	3	0	3
Subtotal	172	30	142	182	97	85
Effect of consolidating FG VIEs	(16)	—	(16)	(18)	(67)	49
Total(1)	$156	$30	$126	$164	$30	$134
 ___________________

(1)	See “Components of Net Reserves (Salvage)” table for loss and LAE reserve and salvage and subrogation recoverable components.

The following table reconciles the loss and LAE reserve and salvage and subrogation components on the consolidated balance sheet to the financial guaranty net reserves (salvage) in the financial guaranty BIG transaction loss summary tables.

Components of Net Reserves (Salvage)

	As of September 30, 2012	As of December 31, 2011
	(in millions)
Loss and LAE reserve	$298	$296
Reinsurance recoverable on unpaid losses	(142)	(132)
Subtotal	156	164
Salvage and subrogation recoverable	(37)	(50)
Salvage and subrogation payable(1)	7	20
Other recoveries (2)	(29)	—
Subtotal	(59)	(30)
Financial guaranty net reserves (salvage)	$97	$134
 ___________________

(1)	Recorded as a component of reinsurance balances payable.

(2)	R&W recoveries recorded in other assets and other liabilities on the consolidated balance sheet.

The following table presents the loss and LAE recorded in the consolidated statements of operations by sector for financial guaranty insurance contracts. Amounts presented are net of reinsurance and net of the benefit for recoveries from breaches of R&W.

Loss and LAE Reported
on the Consolidated Statements of Operations

	Third Quarter		Nine Months
	2012	2011	2012	2011
	(in millions)
Financial Guaranty:
U.S. RMBS:
First lien:
Prime first lien	$0	$0	$1	$1
Alt-A first lien	1	8	(2)	10
Option ARM	15	(9)	24	(31)
Subprime	1	0	1	7
Total first lien	17	(1)	24	(13)
Second lien:
Closed-end second lien	(1)	12	0	0
HELOC	—	(4)	(18)	20
Total second lien	(1)	8	(18)	20
Total U.S. RMBS	16	7	6	7
TruPS	1	6	(3)	9
Other structured finance	6	19	24	20
U.S. public finance	5	(21)	18	(25)
Non-U.S. public finance	0	0	(2)	0
Subtotal	28	11	43	11
Effect of consolidating FG VIEs	1	(15)	2	(15)
Total loss and LAE	$29	$(4)	$45	$(4)

The following table provides information on financial guaranty contracts categorized as BIG.

Financial Guaranty Insurance BIG Transaction Loss Summary
September 30, 2012

	BIG Categories
	BIG 1		BIG 2		BIG 3		Total	Effect of Consolidating
	Gross	Ceded	Gross	Ceded	Gross	Ceded	BIG, Net	VIEs	Total
	(dollars in millions)
Number of risks(1)	70	(28)	60	(21)	55	(18)	185	—	185
Remaining weighted-average contract period (in years)	13.2	12.3	12.8	12.7	12.7	15.0	12.4	—	12.4
Outstanding exposure:
Principal	$2,020	$(464)	$859	$(186)	$2,458	$(1,007)	$3,680	$—	$3,680
Interest	1,147	(210)	652	(138)	706	(187)	1,970	—	1,970
Total(2)	$3,167	$(674)	$1,511	$(324)	$3,164	$(1,194)	$5,650	$—	$5,650
Expected cash outflows (inflows)	$32	$(4)	$135	$(25)	$1,156	$(403)	$891	$(126)	$765
Potential recoveries(3)	(32)	1	(48)	10	(834)	187	(716)	94	(622)
Subtotal	0	(3)	87	(15)	322	(216)	175	(32)	143
Discount	5	0	(25)	5	(106)	85	(36)	12	(24)
Present value of expected cash flows	$5	$(3)	$62	$(10)	$216	$(131)	$139	$(20)	$119
Unearned premium reserve	$14	$(3)	$10	$(2)	$23	$(12)	$30	$(4)	$26
Reserves (salvage)(4)	$(2)	$0	$52	$(8)	$197	$(126)	$113	$(16)	$97

Financial Guaranty Insurance BIG Transaction Loss Summary
December 31, 2011

	BIG Categories
	BIG 1		BIG 2		BIG 3		Total	Effect of Consolidating
	Gross	Ceded	Gross	Ceded	Gross	Ceded	BIG, Net	VIEs	Total
	(dollars in millions)
Number of risks(1)	83	(34)	38	(19)	52	(14)	173	—	173
Remaining weighted-average contract period (in years)	13.3	12.2	8.7	7.7	12.9	15.3	12.1	—	12.1
Outstanding exposure:
Principal	$2,396	$(556)	$532	$(94)	$2,483	$(1,022)	$3,739	$—	$3,739
Interest	1,350	(243)	197	(30)	717	(189)	1,802	—	1,802
Total(2)	$3,746	$(799)	$729	$(124)	$3,200	$(1,211)	$5,541	$—	$5,541
Expected cash outflows (inflows)	$120	$(20)	$246	$(27)	$645	$(269)	$695	$(138)	$557
Potential recoveries(3)	(128)	21	(169)	14	(344)	66	(540)	168	(372)
Subtotal	(8)	1	77	(13)	301	(203)	155	30	185
Discount	(1)	0	(13)	2	(132)	90	(54)	16	(38)
Present value of expected cash flows	$(9)	$1	$64	$(11)	$169	$(113)	$101	$46	$147
Unearned premium reserve	$4	$(1)	$6	$(1)	$27	$(14)	$21	$(5)	$16
Reserves (salvage)(4)	$(11)	$1	$59	$(10)	$149	$(103)	$85	$49	$134
 ___________________

(1)
A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making debt service payments. The ceded number of risks represents the number of risks for which the Company ceded a portion of its exposure.

(2)	Includes BIG amounts related to FG VIEs which are not eliminated.

(3)	Includes estimated future recoveries for breaches of R&W as well as excess spread, and draws on HELOCs.

(4)	See table “Components of net reserves (salvage).”

Ratings Impact on Financial Guaranty Business

A downgrade of AGC or AGUK may result in increased claims under financial guaranties issued by the Company if the insured obligors were unable to pay. For example, with respect to variable rate demand obligations (“VRDOs”) for which a bank has agreed to provide a liquidity facility, a downgrade of AGC may provide the bank with the right to give notice to bondholders that the bank will terminate the liquidity facility, causing the bondholders to tender their bonds to the bank. Bonds held by the bank accrue interest at a “bank bond rate” that is higher than the rate otherwise borne by the bond (typically the prime rate plus 2.00%—3.00%, and capped at the lesser of 25% and the maximum legal limit). In the event the bank holds such bonds for longer than a specified period of time, usually 90-180 days, the bank has the right to demand accelerated repayment of bond principal, usually through payment of equal installments over a period of not less than five years. In the event that a municipal obligor is unable to pay interest accruing at the bank bond rate or to pay principal during the shortened amortization period, a claim could be submitted to AGC under its financial guaranty policy. As of September 30, 2012, AGC has insured approximately $0.2 billion of par of VRDOs issued by municipal obligors rated BBB– or lower pursuant to the Company’s internal rating. For a number of such obligations, a downgrade of AGC below "A+", by “S&P” or below "A1", by Moody’s triggers the ability of the bank to notify bondholders of the termination of the liquidity facility and to demand accelerated repayment of bond principal over a period of 5 to 10 years. The specific terms relating to the rating levels that trigger the bank’s termination right, and whether it is triggered by a downgrade by one rating agency or a downgrade by all rating agencies then rating AGC, vary depending on the transaction.

5. Fair Value Measurement

The Company carries a significant portion of its assets and liabilities at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (i.e., exit price). The price represents the price available in the principal market for the asset or liability. If there is no principal market, then the price is based on a hypothetical market that maximizes the value received for an asset or minimizes the amount paid for a liability (i.e., the most advantageous market).

Fair value is based on quoted market prices, where available. If listed prices or quotes are not available, fair value is based on either internally developed models that primarily use, as inputs, market-based or independently sourced market parameters, including but not limited to yield curves, interest rates and debt prices, or with the assistance of an independent third-party using a discounted cash flow approach and the third party’s proprietary pricing models. In addition to market information, models also incorporate transaction details, such as maturity of the instrument and contractual features designed to reduce the Company’s credit exposure such as collateral rights, as applicable.

Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments include amounts to reflect counterparty credit quality, the Company’s creditworthiness and constraints on liquidity. As markets and products develop and the pricing for certain products becomes more or less transparent, the Company may refine its methodologies and assumptions. During 2012, no changes were made to the Company’s valuation models that had or are expected to have, a material impact on the Company’s consolidated balance sheets or statements of operations and comprehensive income.

The Company’s methods for calculating fair value produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. The use of different methodologies or assumptions to determine fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.

The fair value hierarchy is determined based on whether the inputs to valuation techniques used to measure fair value are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect Company estimates of market assumptions. The fair value hierarchy prioritizes model inputs into three broad levels as follows, with Level 1 being the highest and Level 3 the lowest. An asset or liability’s categorization within the fair value hierarchy is based on the lowest level of significant input to its valuation.

Level 1—Quoted prices for identical instruments in active markets. The Company generally defines an active market as a market in which trading occurs at significant volumes. Active markets generally are more liquid and have a lower bid-ask spread than an inactive market.

Level 2—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and observable inputs other than quoted prices, such as interest rates or yield curves and other inputs derived from or corroborated by observable market inputs.

Level 3—Model derived valuations in which one or more significant inputs or significant value drivers are unobservable. Financial instruments are considered Level 3 when their values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable. Level 3 financial instruments also include those for which the determination of fair value requires significant management judgment or estimation.

Transfers between Levels 1, 2 and 3 are recognized at the beginning of the period when the transfer occurs. The Company reviews the classification between Levels 1, 2 and 3 quarterly to determine whether a transfer is necessary. During the periods presented, there were no transfers between Level 1 and Level 2. The committed capital securities ("CCS") were transferred to Level 3 in the fair value hierarchy in Third Quarter 2011 because the Company was no longer able to obtain the same level of pricing information as in past quarters. There were no transfers in or out Level 3 during Third Quarter or Nine Months 2012.

Measured and Carried at Fair Value

Fixed Maturity Securities and Short-term Investments

The fair value of bonds in the investment portfolio is generally based on prices received from third party pricing services or alternative pricing sources with reasonable levels of price transparency. The pricing services prepare estimates of fair value measurements using their pricing applications, which include available relevant market information, benchmark curves, benchmarking of like securities, sector groupings, and matrix pricing. Additional valuation factors that can be taken into account are nominal spreads and liquidity adjustments. The pricing services evaluate each asset class based on relevant market and credit information, perceived market movements, and sector news. The market inputs used in the pricing evaluation of securities other than Level 1 securities, listed in the approximate order of priority, include: benchmark yields, reported trades, broker/dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers, reference data and industry and economic events. Benchmark yields have in many cases taken priority over reported trades for securities that trade less frequently. The extent of the use of each input is dependent on the asset class and the market conditions. Given the asset class, the priority of the use of inputs may change or some market inputs may not be relevant. Additionally, the valuation of fixed maturity investments is more subjective when markets are less liquid due to the lack of market based inputs, which may increase the potential that the estimated fair value of an investment is not reflective of the price at which an actual transaction would occur. The vast majority of fixed maturities are classified as Level 2.

Short-term investments, that are traded in active markets, are classified within Level 1 in the fair value hierarchy and are based on quoted market prices. Securities such as discount notes are classified within Level 2 because these securities are typically not actively traded due to their approaching maturity and, as such, their cost approximates fair value.

Prices determined based upon model processes where at least one significant model assumption or input is unobservable, are considered to be Level 3 in the fair value hierarchy. At September 30, 2012, the Company used model processes to price five fixed maturity securities (referred to as loss mitigation bonds in Note 8, Investments), which was 2% or $56 million of the Company’s fixed maturity securities and short-term investments at fair value. Level 3 securities were priced with the assistance of an independent third-party. The pricing is based on a discounted cash flow approach using the third-party’s proprietary pricing models. The models use inputs such as projected prepayment speeds;  severity assumptions; recovery lag assumptions; estimated default rates (determined on the basis of an analysis of collateral attributes, historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); house price depreciation/appreciation rates based on macroeconomic forecasts and recent trading activity. The yield used to discount the projected cash flows is determined by reviewing various attributes of the bond including collateral type, weighted average life, sensitivity to losses, vintage, and convexity, in conjunction with market data on comparable securities. Significant changes to any of these inputs could materially change the expected timing of cash flows within these securities which is a significant factor in determining the fair value of the securities.

Other Assets

Committed Capital Securities

The fair value of CCS, which is recorded in “other assets” on the consolidated balance sheets, represents the difference between the present value of remaining expected put option premium payments under AGC’s CCS (the “AGC CCS Securities”) and the estimated present value that the Company would hypothetically have to pay currently for a comparable security (see Note 13, Note Payable to Affiliate and Credit Facilities). The estimated current cost of the Company’s CCS depends on several factors, including broker-dealer quotes for the outstanding securities, the U.S. dollar forward swap curve, LIBOR curve projections and the term the securities are estimated to remain outstanding.

In Third Quarter 2011, these securities were transferred to Level 3 in the fair value hierarchy because there is a reliance on significant unobservable inputs to the valuation model, including a broker-dealer quote and the Company’s estimate of the term the securities will be outstanding. Prior to Third Quarter 2011, the significant market inputs used were observable, therefore, the Company classified this fair value measurement as Level 2. The Company is no longer able to obtain the same level of pricing information as in past quarters.

Supplemental Executive Retirement Plans

The Company classifies the fair value measurement of the assets of AGC’s supplemental executive retirement plans as either Level 1 or Level 2. The fair value of these assets is valued based on the observable published daily values of the underlying mutual fund included in the aforementioned plans (Level 1) or based upon the net asset value of the funds if a published daily value is not available (Level 2).

Financial Guaranty Contracts Accounted for as Credit Derivatives

The Company’s credit derivatives consist primarily of insured CDS contracts that fall under derivative accounting standards requiring fair value accounting through the statement of operations. The Company does not enter into CDS with the intent to trade these contracts and the Company may not unilaterally terminate a CDS contract absent an event of default or termination event that entitles the Company to terminate; however, the Company has mutually agreed with various counterparties to terminate certain CDS transactions. Such terminations generally are completed for an amount that approximates the present value of future premiums, not at fair value.

The terms of the Company’s CDS contracts differ from more standardized credit derivative contracts sold by companies outside the financial guaranty industry. Management considers the non-standard terms of its credit derivative contracts in determining the fair value of these contracts. The non-standard terms include the absence of collateral support agreements or immediate settlement provisions. In addition, the Company employs relatively high attachment points and does not exit derivatives it sells or purchases for credit protection purposes, except under specific circumstances such as mutual agreements with counterparties to terminate certain CDS contracts.

Due to the lack of quoted prices for its instruments or for similar instruments, the Company determines the fair value of its credit derivative contracts primarily through modeling that uses various inputs to derive an estimate of the fair value of the Company’s contracts in principal markets. Observable inputs other than quoted market prices exist; however, these inputs reflect contracts that do not contain terms and conditions similar to the credit derivative contracts issued by the Company. Management does not believe there is an established market where financial guaranty insured credit derivatives are actively traded. The terms of the protection under an insured financial guaranty credit derivative do not, except for certain rare circumstances, allow the Company to exit its contracts. Management has determined that the exit market for the Company’s credit derivatives is a hypothetical one based on its entry market. Management has tracked the historical pricing of the Company’s deals to establish historical price points in the hypothetical market that are used in the fair value calculation. These contracts are classified as Level 3 in the fair value hierarchy since there is reliance on at least one unobservable input deemed significant to the valuation model, most importantly the Company’s estimate of the value of the non-standard terms and conditions of its credit derivative contracts and of the Company’s current credit standing.

The Company’s models and the related assumptions are continuously reevaluated by management and enhanced, as appropriate, based upon improvements in modeling techniques and availability of more timely and relevant market information.

The fair value of the Company’s credit derivative contracts represents the difference between the present value of remaining net premiums the Company expects to receive or pay for the credit protection under the contract and the estimated present value of premiums that a financial guarantor of comparable credit-worthiness would hypothetically charge or pay the Company for the same protection. The fair value of the Company’s credit derivatives depends on a number of factors, including notional amount of the contract, expected term, credit spreads, changes in interest rates, the credit ratings of referenced entities, the Company’s own credit risk and remaining contractual cash flows. The expected remaining contractual cash flows are the most readily observable inputs since they are based on the CDS contractual terms. These cash flows include premiums to be received or paid under the terms of the contract. Credit spreads capture the effect of recovery rates and performance of underlying assets of these contracts, among other factors. If credit spreads of the underlying obligations change, the fair value of the related credit derivative changes. Market liquidity also affects valuations of the underlying obligations. Market conditions at September 30, 2012 were such that market prices of the Company’s CDS contracts were not available. Since market prices were not available, the Company used proprietary valuation models that used both unobservable and observable market data inputs as described under “Assumptions and Inputs” below. These models are primarily developed internally based on market conventions for similar transactions.

Valuation models include management estimates and current market information. Management is also required to make assumptions of how the fair value of credit derivative instruments is affected by current market conditions. Management considers factors such as current prices charged for similar agreements, when available, performance of underlying assets, life of the instrument, and the nature and extent of activity in the financial guaranty credit derivative marketplace. The assumptions that management uses to determine the fair value may change in the future due to market conditions. Due to the inherent uncertainties of the assumptions used in the valuation models to determine the fair value of these credit derivative products, actual experience may differ from the estimates reflected in the Company’s consolidated financial statements and the differences may be material.

Assumptions and Inputs

Listed below are various inputs and assumptions that are key to the establishment of the Company’s fair value for CDS contracts.

•
How gross spread is calculated: Gross spread is the difference between the yield of a security paid by an issuer on an insured versus uninsured basis or, in the case of a CDS transaction, the difference between the yield and an index such as the LIBOR. Such pricing is well established by historical financial guaranty fees relative to the credit spread on risks assumed as observed and executed in competitive markets, including in financial guaranty reinsurance and secondary market transactions.

•	How gross spread is allocated: Gross spread on a financial guaranty contract accounted for as CDS is allocated among:

1.	the profit the originator, usually an investment bank, realizes for putting the deal together and funding the transaction (“bank profit”);

2.	premiums paid to the Company for the Company’s credit protection provided (“net spread”); and

3.	the cost of CDS protection purchased by the originator to hedge their counterparty credit risk exposure to the Company (“hedge cost”).

•	The weighted average life which is based on expected remaining contractual cash flows and debt service schedules, which are readily observable inputs since they are based on the CDS contractual terms.

The expected future premium cash flows for the Company’s credit derivatives were discounted at rates ranging from 0.15% to 2.61% at September 30, 2012 and 0.4% to 2.7% at December 31, 2011.

Gross spread is used to ultimately determine the net spread a comparable financial guarantor would charge the Company to transfer its risk at the reporting date. The Company obtains gross spreads on risks assumed from market data sources published by third parties (e.g. dealer spread tables for the collateral similar to assets within the Company’s transactions) as well as collateral- specific spreads provided by trustees or obtained from market sources. If observable market credit spreads are not available or reliable for the underlying reference obligations, then market indices are used that most closely resemble the underlying reference obligations, considering asset class, credit quality rating and maturity of the underlying reference obligations. These indices are adjusted to reflect the non-standard terms of the Company’s CDS contracts. Market sources determine credit spreads by reviewing new issuance pricing for specific asset classes and receiving price quotes from their trading desks for the specific asset in question. Management validates these quotes by cross-referencing quotes received from one market source against quotes received from another market source to ensure reasonableness. In addition, the Company compares the relative change in price quotes received from one quarter to another, with the relative change experienced by published market indices for a specific asset class. Collateral specific spreads obtained from third-party, independent market sources are un-published spread quotes from market participants or market traders who are not trustees. Management obtains this information as the result of direct communication with these sources as part of the valuation process.

With respect to CDS transactions for which there is an expected claim payment within the next twelve months, the allocation of gross spreads reflects a higher allocation to the cost of credit rather than the bank profit component. In the current market, it is assumed that a bank would be willing to accept a lower profit on distressed transactions in order to remove these transactions from its financial statements.

The following spread hierarchy is utilized in determining which source of gross spread to use, with the rule being to use CDS spreads where available. If not available, the Company either interpolates or extrapolates CDS spreads based on similar transactions or market indices.

•	Actual collateral specific credit spreads (if up-to-date and reliable market-based spreads are available).

•	Deals priced or closed during a specific quarter within a specific asset class and specific rating.

•	Credit spreads interpolated based upon market indices.

•	Credit spreads provided by the counterparty of the CDS.

•	Credit spreads extrapolated based upon transactions of similar asset classes, similar ratings, and similar time to maturity.

Information by Credit Spread Type

	As of September 30, 2012	As of December 31, 2011
Based on actual collateral specific spreads	11%	10%
Based on market indices	80%	82%
Provided by the CDS counterparty	9%	8%
Total	100%	100%

Over time the data inputs can change as new sources become available or existing sources are discontinued or are no longer considered to be the most appropriate. It is the Company’s objective to move to higher levels on the hierarchy whenever possible, but it is sometimes necessary to move to lower priority inputs because of discontinued data sources or management’s assessment that the higher priority inputs are no longer considered to be representative of market spreads for a given type of collateral. This can happen, for example, if transaction volume changes such that a previously used spread index is no longer viewed as being reflective of current market levels.

The Company interpolates a curve based on the historical relationship between the premium the Company receives when a credit derivative is closed to the daily closing price of the market index related to the specific asset class and rating of the deal. This curve indicates expected credit spreads at each indicative level on the related market index. For transactions with unique terms or characteristics where no price quotes are available, management extrapolates, credit spreads based on an alternative transaction for which the Company has received a spread quote from one of the first three sources within the Company’s spread hierarchy. This alternative transaction will be within the same asset class, have similar underlying assets, similar credit ratings, and similar time to maturity. The Company then calculates the percentage of relative spread change quarter over quarter for the alternative transaction. This percentage change is then applied to the historical credit spread of the transaction for which no price quote was received in order to calculate the transactions’ current spread. Counterparties determine credit spreads by reviewing new issuance pricing for specific asset classes and receiving price quotes from their trading desks for the specific asset in question. These quotes are validated by cross- referencing quotes received from one market source with those quotes received from another market source to ensure reasonableness.

The premium the Company receives is referred to as the “net spread.” The Company’s pricing model takes into account not only how credit spreads on risks that it assumes affect pricing, but also how the Company’s own credit spread affects the pricing of its deals. The Company’s own credit risk is factored into the determination of net spread based on the impact of changes in the quoted market price for credit protection bought on the Company, as reflected by quoted market prices on CDS referencing AGC. For credit spreads on the Company’s name the Company obtains the quoted price of CDS contracts traded on AGC from market data sources published by third parties. The cost to acquire CDS protection referencing AGC affects the amount of spread on CDS deals that the Company retains and, hence, their fair value. As the cost to acquire CDS protection referencing AGC increases, the amount of premium the Company retains on a deal generally decreases. As the cost to acquire CDS protection referencing AGC decreases, the amount of premium the Company retains on a deal generally increases. In the Company’s valuation model, the premium the Company captures is not permitted to go below the minimum rate that the Company would currently charge to assume similar risks. This assumption can have the effect of mitigating the amount of unrealized gains that are recognized on certain CDS contracts. Given the current market conditions and the Company’s own credit spreads, approximately 61%, as of September 30, 2012 and approximately 65%, as of December 31, 2011 of the Company’s CDS contracts are fair valued using this minimum premium. The Company corroborates the assumptions in its fair value model, including the portion of exposure to AGC hedged by its counterparties, with independent third parties each reporting period. The current level of AGC’s own credit spread has resulted in the bank or deal originator hedging a significant portion of its exposure to AGC. This reduces the amount of contractual cash flows AGC can capture as premium for selling its protection.

The amount of premium a financial guaranty insurance market participant can demand is inversely related to the cost of credit protection on the insurance company as measured by market credit spreads assuming all other assumptions remain constant. This is because the buyers of credit protection typically hedge a portion of their risk to the financial guarantor, due to the fact that the Company’s contracts’ contractual terms typically do not require the posting of collateral by the guarantor. The widening of a financial guarantor’s own credit spread increases the cost to buy credit protection on the guarantor, thereby reducing the amount of premium the guarantor can capture out of the gross spread on the deal. The extent of the hedge depends on the types of instruments insured and the current market conditions.

A fair value resulting in a credit derivative asset on protection sold is the result of contractual cash inflows on in-force deals in excess of what a hypothetical financial guarantor could receive if it sold protection on the same risk as of the current reporting date. If the Company were able to freely exchange these contracts (i.e., assuming its contracts did not contain proscriptions on transfer and there was a viable exchange market), it would be able to realize a gain representing the difference between the higher contractual premiums to which it is entitled and the current market premiums for a similar contract. The Company determines the fair value of its CDS contracts by applying the difference between the current net spread and the contractual net spread for the remaining duration of each contract to the notional value of its CDS contracts.

Example

Following is an example of how changes in gross spreads, the Company’s own credit spread and the cost to buy protection on the Company affect the amount of premium the Company can demand for its credit protection. The assumptions used in these examples are hypothetical amounts. Scenario 1 represents the market conditions in effect on the transaction date and Scenario 2 represents market conditions at a subsequent reporting date.

	Scenario 1		Scenario 2
	bps	% of Total	bps	% of Total
Original gross spread/cash bond price (in bps)	185		500
Bank profit (in bps)	115	62%	50	10%
Hedge cost (in bps)	30	16%	440	88%
The Company premium received per annum (in bps)	40	22%	10	2%

In Scenario 1, the gross spread is 185 basis points. The bank or deal originator captures 115 basis points of the original gross spread and hedges 10% of its exposure to AGC, when the CDS spread on AGC was 300 basis points (300 basis points × 10% = 30 basis points). Under this scenario the Company received premium of 40 basis points, or 22% of the gross spread.

In Scenario 2, the gross spread is 500 basis points. The bank or deal originator captures 50 basis points of the original gross spread and hedges 25% of its exposure to AGC, when the CDS spread on AGC was 1,760 basis points (1,760 basis points × 25% = 440 basis points). Under this scenario the Company would receive premium of 10 basis points, or 2% of the gross spread. Due to the increased cost to hedge AGC’s name, the amount of profit the bank would expect to receive, and the premium the Company would expect to receive decline significantly.

In this example, the contractual cash flows (the Company premium received per annum above) exceed the amount a market participant would require the Company to pay in today’s market to accept its obligations under the CDS contract, thus resulting in an asset. This credit derivative asset is equal to the difference in premium rates discounted at the corresponding LIBOR over the weighted average remaining life of the contract.

Strengths and Weaknesses of Model

The Company’s credit derivative valuation model, like any financial model, has certain strengths and weaknesses.

The primary strengths of the Company’s CDS modeling techniques are:

•
The model takes into account the transaction structure and the key drivers of market value. The transaction structure includes par insured, weighted average life, level of subordination and composition of collateral.

•
The model maximizes the use of market-driven inputs whenever they are available. The key inputs to the model are market-based spreads for the collateral, and the credit rating of referenced entities. These are viewed by the Company to be the key parameters that affect fair value of the transaction.

•
The model is a consistent approach to valuing positions. The Company has developed a hierarchy for market-based spread inputs that helps mitigate the degree of subjectivity during periods of high illiquidity.

The primary weaknesses of the Company’s CDS modeling techniques are:

•	There is no exit market or actual exit transactions. Therefore the Company’s exit market is a hypothetical one based on the Company’s entry market.

•	There is a very limited market in which to validate the reasonableness of the fair values developed by the Company’s model.

•	At September 30, 2012 and December 31, 2011, the markets for the inputs to the model were highly illiquid, which impacts their reliability.

•
Due to the non-standard terms under which the Company enters into derivative contracts, the fair value of its credit derivatives may not reflect the same prices observed in an actively traded market of credit derivatives that do not contain terms and conditions similar to those observed in the financial guaranty market.

Fair Value Option on FG VIEs’ Assets and Liabilities

The Company elected the fair value option for all the FG VIEs’ assets and liabilities. See Note 7, Consolidation of Variable Interest Entities.

The FG VIEs that are consolidated by the Company issued securities collateralized by closed-end second lien RMBS and other loans and receivables. The lowest level input that is significant to the fair value measurement of these assets and liabilities in its entirety was a Level 3 input (i.e. unobservable), therefore management classified them as Level 3 in the fair value hierarchy. Prices were generally determined with the assistance of an independent third-party. The pricing is based on a discounted cash flow approach and the third-party’s proprietary pricing models. The models to price the FG VIEs’ liabilities used, where appropriate, inputs such as estimated prepayment speeds; market values of the assets that collateralize the securities; estimated default rates (determined on the basis of an analysis of collateral attributes, historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); discount rates implied by market prices for similar securities; house price depreciation/appreciation rates based on macroeconomic forecasts and, for those liabilities insured by the Company, the benefit from the Company’s insurance policy guaranteeing the timely payment of principal and interest for the FG VIE tranches insured by the Company, taking into account the timing of the potential default and the Company’s own credit rating. These inputs are utilized to project the future cash flows of the security and to evaluate the overall bond profile. The third-party also utilizes an internal model to determine an appropriate yield at which to discount the cash flows of the security, by factoring in collateral types, weighted-average lives, and other structural attributes specific to the security being priced. The expected yield is further calibrated by utilizing algorithm’s designed to aggregate market color, received by the third-party, on comparable bonds.

Changes in fair value of the FG VIEs’ assets and liabilities are included in fair value gains (losses) on FG VIEs within the consolidated statement of operations. Except for net credit impairment that triggers a claim on the financial guaranty contract, the unrealized fair value adjustments related to the consolidated FG VIEs will reverse to zero over the terms of these financial instruments.

The fair value of the Company’s FG VIE assets is sensitive to changes relating to estimated prepayment speeds; estimated default rates (determined on the basis of an analysis of collateral attributes such as: historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); discount rates implied by market prices for similar securities; and house price depreciation/appreciation rates based on macroeconomic forecasts. Significant changes to some of these inputs could materially change the market value of the FG VIE’s assets and the implied collateral losses within the transaction. In general, the fair value of the FG VIE asset is most sensitive to changes in the projected collateral losses, where an increase in collateral losses typically leads to a decrease in the fair value of FG VIE assets, while a decrease in collateral losses typically leads to an increase in the fair value of FG VIE assets. These factors also directly impact the fair value of the Company’s uninsured VIE liabilities.

The fair value of the Company’s insured FG VIE liabilities is also sensitive to changes relating to estimated prepayment speeds; market values of the assets that collateralize the securities; estimated default rates (determined on the basis of an analysis of collateral attributes such as: historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); discount rates implied by market prices for similar securities; and house price depreciation/appreciation rates based on macroeconomic forecasts. In addition, the Company’s insured FG VIE liabilities are also sensitive to changes in the Company’s implied credit worthiness. Significant changes to any of these inputs could materially change the timing of expected losses within the insured transaction which is a significant factor in determining the implied benefit from the Company’s insurance policy guaranteeing the timely payment of principal and interest for the tranches of debt issued by the FG VIE that is insured by the Company. In general, extending the timing of expected loss payments by the Company into the future typically leads to a decrease in the value of the Company’s insurance and a decrease in the fair value of the Company’s insured FG VIE liabilities, while a shortening of the timing of expected loss payments by the Company typically leads to an increase in the value of the Company’s insurance and an increase in the fair value of the Company’s insured FG VIE liabilities.

Not Carried at Fair Value

Other Invested Assets

Within other invested assets, $12 million is comprised of surplus notes that are carried at their expected recovery value, which is a significant unobservable input, and is classified as Level 3 in the fair value hierarchy.

Financial Guaranty Contracts in Insurance Form

The fair value of the Company’s financial guaranty contracts accounted for as insurance was based on management’s estimate of what a similarly rated financial guaranty insurance company would demand to acquire the Company’s in-force book of financial guaranty insurance business. This amount was based on the pricing assumptions management has observed for portfolio transfers that have occurred in the financial guaranty market and included adjustments to the carrying value of unearned premium reserve for stressed losses, ceding commissions and return on capital. The significant inputs were not readily observable. The Company accordingly classified this fair value measurement as Level 3.

Note Payable to Affiliate

The fair value of the Company’s note payable to affiliate is determined by calculating the present value of the expected cash flows. The Company determines discounted future cash flows using the effect of changes in U.S. Treasury yield at the end of each reporting period as well as the change in its own credit spread. The significant inputs were not readily observable. The Company accordingly classified this fair value measurement as Level 3.

Other Assets and Other Liabilities

The Company’s other assets and other liabilities consist predominantly of accrued interest, receivables for securities sold and payables for securities purchased, the carrying values of which approximate fair value.

Financial Instruments Carried at Fair Value

Amounts recorded at fair value in the Company’s financial statements are included in the tables below.

Fair Value Hierarchy of Financial Instruments Carried at Fair Value
As of September 30, 2012

		Fair Value Hierarchy
	Fair Value	Level 1	Level 2	Level 3
	(in millions)
Assets:
Investment portfolio, available-for-sale:
Fixed maturity securities
U.S. government and agencies	$431	$—	$431	$—
Obligations of state and political subdivisions	1,862	—	1,862	—
Corporate securities	160	—	160	—
Mortgage-backed securities:
RMBS	112	—	80	32
Commercial mortgage-backed securities (“CMBS”)	78	—	78	—
Asset-backed securities	36	—	12	24
Foreign government securities	91	—	91	—
Total fixed maturity securities	2,770	—	2,714	56
Short-term investments	139	69	70	—
Credit derivative assets	286	—	—	286
FG VIEs’ assets, at fair value	801	—	—	801
Other assets(1)	42	14	5	23
Total assets carried at fair value	$4,038	$83	$2,789	$1,166
Liabilities:
Credit derivative liabilities	$1,340	$—	$—	$1,340
FG VIEs’ liabilities with recourse, at fair value	485	—	—	485
FG VIEs’ liabilities without recourse, at fair value	355	—	—	355
Total liabilities carried at fair value	$2,180	$—	$—	$2,180

Fair Value Hierarchy of Financial Instruments Carried at Fair Value
As of December 31, 2011

		Fair Value Hierarchy
	Fair Value	Level 1	Level 2	Level 3
	(in millions)
Assets:
Investment portfolio, available-for-sale:
Fixed maturity securities
U.S. government and agencies	$507	$—	$507	$—
Obligations of state and political subdivisions	1,727	—	1,727	—
Corporate securities	190	—	190	—
Mortgage-backed securities:
RMBS	124	—	99	25
CMBS	88	—	88	—
Asset-backed securities	18	—	12	6
Foreign government securities	95	—	95	—
Total fixed maturity securities	2,749	—	2,718	31
Short-term investments	152	2	150	—
Credit derivative assets	306	—	—	306
FG VIEs’ assets, at fair value	763	—	—	763
Other assets(1)	45	14	—	31
Total assets carried at fair value	$4,015	$16	$2,868	$1,131
Liabilities:
Credit derivative liabilities	$927	$—	$—	$927
FG VIEs’ liabilities with recourse, at fair value	471	—	—	471
FG VIEs’ liabilities without recourse, at fair value	358	—	—	358
Total liabilities carried at fair value	$1,756	$—	$—	$1,756
 ____________________

(1)	Includes fair value of CCS and supplemental executive retirement plan assets.

Changes in Level 3 Fair Value Measurements

The table below presents a roll forward of the Company’s Level 3 financial instruments carried at fair value on a recurring basis during Third Quarter and Nine Months 2012 and 2011.

Fair Value Level 3 Rollforward
Recurring Basis

	Third Quarter 2012
	Fixed Maturity Securities
	RMBS		Asset- Backed Securities		FG VIEs’ Assets at Fair Value		Other Assets		Credit Derivative Asset (Liability), net(5)		FG VIEs’ Liabilities with Recourse, at Fair Value		FG VIEs’ Liabilities without Recourse, at Fair Value
	(in millions)
Fair value as of June 30, 2012	$23		$16		$781		$24		$(1,000)		$(469)		$(352)
Total pretax realized and unrealized gains/(losses) recorded in:(1)
Net income (loss)	(1)	(2)	—	(2)	38	(3)	(1)	(4)	(67)	(6)	(30)	(3)	(15)	(3)
Other comprehensive income(loss)	1		8		—		—		—		—		—
Purchases	11		—		—		—		—		—		—
Settlements	(2)		—		(18)		—		13		14		12
FG VIE consolidations	—		—		—		—		—		—		—
Fair value as of September 30, 2012	$32		$24		$801		$23		$(1,054)		$(485)		$(355)
Change in unrealized gains/(losses) related to financial instruments held as of September 30, 2012	$1		$8		$60		$(1)		$(54)		$(28)		$(30)

	Third Quarter 2011
	Fixed Maturity Securities
	RMBS		Asset- Backed Securities		FG VIEs’ Assets at Fair Value		Other Assets		Credit Derivative Asset (Liability), net(5)		FG VIEs’ Liabilities with Recourse, at Fair Value		FG VIEs’ Liabilities without Recourse, at Fair Value
	(in millions)
Fair value as of June 30, 2011	$18		$9		$927		$—		$(1,257)		$(556)		$(434)
Total pretax realized and unrealized gains/(losses) recorded in:(1)
Net income (loss)	(1)	(2)	1	(2)	(107)	(3)	1	(4)	864	(6)	52	(3)	32	(3)
Other comprehensive income (loss)	(2)		(4)		—		—		—		—		—
Sales	(1)		0		—		—		—		—		—
Settlements	—		—		(20)		—		3		15		18
FG VIE consolidations	—		—		—		—		—		—		—
Transfers into Level 3	—		—		—		11		—		—		—
Fair value as of September 30, 2011	$14		$6		$800		$12		$(390)		$(489)		$(384)
Change in unrealized gains/(losses) related to financial instruments held as of September 30, 2011	$(2)		$(4)		$(72)		$1		$871		$52		$19

	Nine Months 2012
	Fixed Maturity Securities
	RMBS		Asset- Backed Securities		FG VIEs’ Assets at Fair Value		Other Assets		Credit Derivative Asset (Liability), net(5)		FG VIEs’ Liabilities with Recourse, at Fair Value		FG VIEs’ Liabilities without Recourse, at Fair Value
	(in millions)
Fair value as of December 31, 2011	$25		$6		$763		$31		$(621)		$(471)		$(358)
Total pretax realized and unrealized gains/(losses) recorded in:(1)
Net income (loss)	(2)	(2)	—	(2)	90	(3)	(8)	(4)	(409)	(6)	(47)	(3)	(42)	(3)
Other comprehensive income (loss)	2		1		—		—		—		—		—
Purchases	11		17		—		—		(100)	(7)	—		—
Settlements	(4)		—		(59)		—		76		41		45
FG VIE consolidations	—		—		7		—		—		(8)		—
Fair value as of September 30, 2012	$32		$24		$801		$23		$(1,054)		$(485)		$(355)
Change in unrealized gains/(losses) related to financial instruments held as of September 30, 2012	$2		$1		$155		$(8)		$(332)		$(49)		$(100)

	Nine Months 2011
	Fixed Maturity Securities
	RMBS		Asset- Backed Securities		FG VIEs’ Assets at Fair Value		Other Assets		Credit Derivative Asset (Liability), net(5)		FG VIEs’ Liabilities with Recourse, at Fair Value		FG VIEs’ Liabilities without Recourse, at Fair Value
	(in millions)
Fair value as of December 31, 2010	$23		$12		$966		$—		$(958)		$(520)		$(496)
Total pretax realized and unrealized gains/(losses) recorded in:(1)
Net income (loss)	1	(2)	1	(2)	(120)	(3)	1	(4)	566	(6)	22	(3)	56	(3)
Other comprehensive income (loss)	11		(7)		—		—		—		—		—
Sales	(9)		0		—		—		—		—		—
Settlements	—		—		(64)		—		2		54		56
FG VIE consolidations	(12)		—		18		—		—		(45)		—
Transfers into Level 3	—		—		—		11		—		—		—
Fair value as of September 30, 2011	$14		$6		$800		$12		$(390)		$(489)		$(384)
Change in unrealized gains/(losses) related to financial instruments held as of September 30, 2011	$11		$(6)		$(85)		$1		$599		$22		$42
 ____________________

(1)
Realized and unrealized gains (losses) from changes in values of Level 3 financial instruments represent gains (losses) from changes in values of those financial instruments only for the periods in which the instruments were classified as Level 3.

(2)	Included in net realized investment gains (losses) and net investment income.

(3)	Included in fair value gains (losses) on FG VIEs.

(4)	Recorded in fair value gain (loss) on committed capital securities.

(5)	Represents net position of credit derivatives. The consolidated balance sheet presents gross assets and liabilities based on net counterparty exposure.

(6)	Reported in net change in fair value of credit derivatives.

(7)	Represents transferred ownership and assumed obligations related to a film securitization that AGC had previously guaranteed under a credit derivative contract.

Level 3 Fair Value Disclosures

Quantitative Information About Level 3 Fair Value Inputs

Financial Instrument Description	Fair Value as of September 30, 2012 (in millions)	Valuation Technique	Significant Unobservable Inputs	Range
Assets:
Fixed maturity securities:
RMBS	$32	Discounted cash	CPR	0.8% - 7.5%
		flow	CDR	4.4% - 23.0%
			Severity	48.1% - 102.8%
			Yield	5.3% - 14.8%
Asset-backed securities:
XXX life insurance	24	Discounted cash	Yield	12.8%
transactions		flow

FG VIEs’ assets, at fair value	801	Discounted cash	CPR	0.9% - 10.1%
		flow	CDR	2.9% - 37.6%
			Loss severity	54.6% - 103.8%
			Yield	7.3% - 13.6%

Other assets	23	Discounted cash	Quotes from third party pricing	$39 - $42
		flow	Term (in years)	3

Liabilities:
Credit derivative liabilities, net	(1,054)	Discounted cash	Year 1 loss estimates	0.0% - 60.0%
		flow	Hedge cost (in bps)	114.5 - 780.0
			Bank profit (in bps)	3.8 - 1,293.0
			Internal floor (in bps)	7.0 - 30.0
			Internal credit rating	AAA - BIG

FG VIEs’ liabilities, at fair value	(840)	Discounted cash	CPR	0.9% - 10.1%
		flow	CDR	2.9% - 37.6%
			Loss severity	54.6% - 103.8%
			Yield	7.3% - 13.6%

The carrying amount and estimated fair value of the Company’s financial instruments are presented in the following table.

Fair Value of Financial Instruments

	As of September 30, 2012		As of December 31, 2011
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(in millions)
Assets:
Fixed maturity securities	$2,770	$2,770	$2,749	$2,749
Short-term investments	139	139	152	152
Other invested assets	35	35	12	12
Credit derivative assets	286	286	306	306
FG VIEs’ assets, at fair value	801	801	763	763
Other assets	72	72	77	77
Liabilities:
Financial guaranty insurance contracts(1)	726	1,693	790	491
Note payable to affiliate(2)	300	228	300	255
Credit derivative liabilities	1,340	1,340	927	927
FG VIEs’ liabilities with recourse, at fair value	485	485	471	471
FG VIEs’ liabilities without recourse, at fair value	355	355	358	358
Other liabilities	11	11	—	—
 ____________________

(1)	Carrying amount includes the balance sheet amounts related to financial guaranty insurance contract premiums and losses, net of reinsurance.

(2)	Carrying amount represented principal less accumulated discount or plus accumulated premium.

6. Financial Guaranty Contracts Accounted for as Credit Derivatives

The Company has a portfolio of financial guaranty contracts that meet the definition of a derivative in accordance with GAAP (primarily CDS). Until the Company ceased selling credit protection through credit derivative contracts in the beginning of 2009, following the issuance of regulatory guidelines that limited the terms under which the credit protection could be sold, management considered these agreements to be a normal part of its financial guaranty business. The potential capital or margin requirements that may apply under the Dodd-Frank Wall Street Reform and Consumer Protection Act contributed to the decision of the Company not to sell new credit protection through CDS in the foreseeable future.

Credit derivative transactions are governed by ISDA documentation and have different characteristics from financial guaranty insurance contracts. For example, the Company’s control rights with respect to a reference obligation under a credit derivative may be more limited than when the Company issues a financial guaranty insurance contract. In addition, while the Company’s exposure under credit derivatives, like the Company’s exposure under financial guaranty insurance contracts, has been generally for as long as the reference obligation remains outstanding, unlike financial guaranty contracts, a credit derivative may be terminated for a breach of the ISDA documentation or other specific events. A loss payment is made only upon the occurrence of one or more defined credit events with respect to the referenced securities or loans. A credit event may be a non-payment event such as a failure to pay, bankruptcy or restructuring, as negotiated by the parties to the credit derivative transactions. If events of default or termination events specified in the credit derivative documentation were to occur, the non-defaulting or the non-affected party, which may be either the Company or the counterparty, depending upon the circumstances, may decide to terminate a credit derivative prior to maturity. The Company may be required to make a termination payment to its swap counterparty upon such termination. The Company may not unilaterally terminate a CDS contract; however, the Company on occasion has mutually agreed with various counterparties to terminate certain CDS transactions.

Credit Derivative Net Par Outstanding by Sector

The estimated remaining weighted average life of credit derivatives was 4.7 years at September 30, 2012 and 5.6 years at December 31, 2011. The components of the Company’s credit derivative net par outstanding are presented below.

Credit Derivatives Net Par Outstanding

	As of September 30, 2012				As of December 31, 2011
Asset Type	Net Par Outstanding	Original Subordination (1)	Current Subordination (1)	Weighted Average Credit Rating	Net Par Outstanding	Original Subordination (1)	Current Subordination (1)	Weighted Average Credit Rating
	(dollars in millions)
Pooled corporate obligations:
Collateralized loan obligations/collateralized bond obligations	$11,514	37.5%	36.5%	AAA	$12,405	37.2%	35.2%	AAA
Synthetic investment grade pooled corporate	430	30.0	29.1	AAA	704	29.9	30.0	AAA
TruPS CDOs	3,190	47.2	32.6	BB	3,409	46.9	31.4	BB
Market value CDOs of corporate obligations	1,837	44.4	30.0	AAA	2,304	38.7	27.1	AAA
Total pooled corporate obligations	16,971	39.9	34.9	AA+	18,822	38.9	33.3	AA+
U.S. RMBS:
Option ARM and Alt-A first lien	2,720	20.1	10.8	B+	3,114	19.6	13.6	BB−
Subprime first lien	2,808	29.7	53.2	A+	3,085	30.1	53.9	A+
Prime first lien	290	10.9	6.1	B	331	10.9	8.4	B
HELOCs	6	—	—	A+	8	—	—	AA−
Total U.S. RMBS	5,824	24.2	30.8	BBB	6,538	24.1	32.2	BBB
CMBS	3,324	33.5	41.5	AAA	3,605	32.6	38.9	AAA
Other	3,937	—	—	A	4,098	—	—	A
Total	$30,056			AA	$33,063			AA
____________________

(1)	Represents the sum of subordinate tranches and over-collateralization and does not include any benefit from excess interest collections that may be used to absorb losses.

Except for TruPS CDOs, the Company’s exposure to pooled corporate obligations is highly diversified in terms of obligors and industries. Most pooled corporate transactions are structured to limit exposure to any given obligor and industry. The majority of the Company’s pooled corporate exposure consists of collateralized loan obligation (“CLO”) or synthetic pooled corporate obligations. Most of these CLOs have an average obligor size of less than 1% of the total transaction and typically restrict the maximum exposure to any one industry to approximately 10%. The Company’s exposure also benefits from embedded credit enhancement in the transactions which allows a transaction to sustain a certain level of losses in the underlying collateral, further insulating the Company from industry specific concentrations of credit risk on these deals.

The Company’s TruPS CDO asset pools are generally less diversified by obligors and industries than the typical CLO asset pool. Also, the underlying collateral in TruPS CDOs consists primarily of subordinated debt instruments such as TruPS issued by bank holding companies and similar instruments issued by insurance companies, REITs and other real estate related issuers while CLOs typically contain primarily senior secured obligations. However, to mitigate these risks TruPS CDOs were typically structured with higher levels of embedded credit enhancement than typical CLOs.

The Company’s exposure to “Other” CDS contracts is also highly diversified. It includes $1.8 billion of exposure to three pooled infrastructure transactions comprising diversified pools of international infrastructure project transactions and loans to regulated utilities. These pools were all structured with underlying credit enhancement sufficient for the Company to attach at super senior AAA levels at origination. The remaining $2.1 billion of exposure in “Other” CDS contracts comprises numerous deals across various asset classes, such as commercial receivables, international RMBS, infrastructure, regulated utilities and consumer receivables. Of the total net par outstanding in the "Other" sector, $306 million is rated BIG.

Distribution of Credit Derivative Net Par Outstanding by Internal Rating

	As of September 30, 2012		As of December 31, 2011
Ratings	Net Par Outstanding	% of Total	Net Par Outstanding	% of Total
	(dollars in millions)
Super Senior	$6,717	22.3%	$7,357	22.3%
AAA	12,433	41.4	13,328	40.3
AA	1,616	5.4	2,309	7.0
A	2,145	7.1	2,138	6.4
BBB	2,220	7.4	2,406	7.3
BIG	4,925	16.4	5,525	16.7
Total credit derivative net par outstanding	$30,056	100.0%	$33,063	100.0%

The Company has exposure to U.S. RMBS in CDS form which is similar to its U.S. RMBS risks in financial guaranty insurance form described in Note 4, Financial Guaranty Insurance.

Credit Derivative
U.S. Residential Mortgage-Backed Securities

	As of September 30, 2012				Net Change in Unrealized Gain (Loss)
Vintage	Net Par Outstanding (in millions)	Original Subordination(1)	Current Subordination(1)	Weighted Average Credit Rating	Third Quarter 2012	Nine Months 2012
					(in millions)
2004 and Prior	$94	6.4%	19.4%	A-	$3	$3
2005	1,973	30.9	66.3	AA	11	13
2006	995	29.4	34.7	BBB+	(21)	(32)
2007	2,762	18.5	8.6	B+	(65)	(378)
Total	$5,824	24.2%	30.8%	BBB	$(72)	$(394)
____________________

(1)	Represents the sum of subordinate tranches and overcollateralization and does not include any benefit from excess interest collections that may be used to absorb losses.

Net Change in Fair Value of Credit Derivatives

Net Change in Fair Value of Credit Derivatives Gain (Loss)

	Third Quarter		Nine Months
	2012	2011	2012	2011
	(in millions)
Net credit derivative premiums received and receivable	$14	$15	$42	$53
Net ceding commissions (paid and payable) received and receivable	1	2	4	6
Realized gains on credit derivatives	15	17	46	59
Terminations	—	—	—	(17)
Net credit derivative losses (paid and payable) recovered and recoverable	(28)	(21)	(123)	(54)
Total realized gains (losses) and other settlements on credit derivatives	(13)	(4)	(77)	(12)
Net unrealized gains (losses) on credit derivatives	(54)	868	(332)	578
Net change in fair value of credit derivatives	$(67)	$864	$(409)	$566

In Third Quarter 2012 and Nine Months 2012, CDS contracts totaling $0.2 billion and $0.5 billion in net par were terminated. In Third Quarter 2011 and Nine Months 2011, CDS contracts totaling $1.2 billion and $5.9 billion in net par were terminated. The Company paid $17 million to terminate several CMBS CDS transactions in Nine Months 2011 which carried high rating capital charges.

Changes in the fair value of credit derivatives occur primarily because of changes in interest rates, credit spreads, notional amounts, credit ratings of the referenced entities, expected terms, realized gains (losses) and other settlements, and the issuing company’s own credit rating, credit spreads and other market factors. Except for net estimated credit impairments (i.e., net expected payments), the unrealized gains and losses on credit derivatives are expected to reduce to zero as the exposure approaches its maturity date. With considerable volatility continuing in the market, unrealized gains (losses) on credit derivatives may fluctuate significantly in future periods.

Net Change in Unrealized Gains (Losses) on Credit Derivatives By Sector

	Third Quarter		Nine Months
Asset Type	2012	2011	2012	2011
	(in millions)
Pooled corporate obligations:
CLOs/Collateralized bond obligations	$(1)	$2	$4	$5
Synthetic investment grade pooled corporate	0	0	0	0
TruPS CDOs	10	63	14	37
Market value CDOs of corporate obligations	0	0	0	0
Total pooled corporate obligations	9	65	18	42
U.S. RMBS:
Option ARM and Alt-A first lien	(58)	615	(324)	440
Subprime first lien	(22)	96	(34)	16
Prime first lien	8	87	(36)	76
Total U.S. RMBS	(72)	798	(394)	532
CMBS	0	0	0	8
Other	9	5	44	(4)
Total	$(54)	$868	$(332)	$578

In Third Quarter 2012, U.S. RMBS unrealized fair value losses were generated primarily in the Alt-A, Option ARM and subprime RMBS sectors due to wider implied net spreads. The wider implied net spreads were primarily a result of the decreased cost to buy protection in AGC's name as the market cost of AGC's credit protection decreased. These transactions were pricing above their floor levels (or the minimum rate at which the Company would consider assuming these risks based on historical experience); therefore when the cost of purchasing CDS protection on AGC, which management refers to as the CDS spread on AGC, decreased the implied spreads that the Company would expect to receive on these transactions increased.

During Nine Months 2012, the cost to buy protection on AGC's name declined. This led to U.S. RMBS unrealized fair value losses which were generated primarily in the prime first lien, Alt-A and Option ARM RMBS sectors due to wider implied net spreads. The wider implied net spreads were primarily a result of the decreased cost to buy protection in AGC's name as the market cost of AGC's credit protection decreased. These transactions were pricing above their floor levels; therefore when the cost of purchasing CDS protection on AGC, decreased the implied spreads that the Company would expect to receive on these transactions increased.

In Third Quarter 2011, U.S. RMBS change in unrealized fair value were gains generated primarily in the prime first lien, Alt-A, Option ARM and subprime RMBS sectors due to tighter implied net spreads. The tighter implied net spreads were primarily the result of the increased cost to buy protection in AGC's name as the market cost of AGC's credit protection increased significantly. These transactions were pricing above their floor levels; therefore when the cost of purchasing CDS protection on AGC, which management refers to as the CDS spread on AGC, increased the implied spreads that the Company would expect to receive on these transactions decreased.

The unrealized fair value gains for Nine Months 2011 were primarily driven by tighter implied net spreads in the RMBS sectors. The tighter implied net spreads were a result of the increased cost to buy protection in AGC's name as the market cost of AGC's credit protection increased significantly during the period. As discussed above, these transactions were pricing above their floor levels which decreased the implied spreads that the Company would expect to receive on these transactions. The unrealized gains for Nine Months 2011 in the Option ARM and Alt-A first lien sectors also include an increase in R&W benefits on several credit derivative transactions within these sectors, as a result of a settlement with a CDS counterparty.

The impact of changes in credit spreads will vary based upon the volume, tenor, interest rates, and other market conditions at the time these fair values are determined. In addition, since each transaction has unique collateral and structural terms, the underlying change in fair value of each transaction may vary considerably. The fair value of credit derivative contracts also reflects the change in the Company’s own credit cost based on the price to purchase credit protection on AGC. The Company determines its own credit risk based on quoted CDS prices traded on the Company at each balance sheet date. Generally, a widening of the CDS prices traded on AGC has an effect of offsetting unrealized losses that result from widening general market credit spreads, while a narrowing of the CDS prices traded on AGC has an effect of offsetting unrealized gains that result from narrowing general market credit spreads.

Five Year CDS Spread on AGC

	As of September 30, 2012	As of June 30, 2012	As of March 31, 2012	As of December 31, 2011
Quoted price of CDS contract (in basis points)	780	904	743	1,140

Components of Credit Derivative Assets (Liabilities)

	As of September 30, 2012	As of December 31, 2011
	(in millions)
Credit derivative assets	$286	$306
Credit derivative liabilities	(1,340)	(927)
Net fair value of credit derivatives	$(1,054)	$(621)

	As of September 30, 2012	As of December 31, 2011
Fair value of credit derivatives before effect of AGC credit spread	$(3,213)	$(3,370)
Plus: Effect of AGC credit spread	2,159	2,749
Net fair value of credit derivatives	$(1,054)	$(621)

The fair value of CDS contracts at September 30, 2012 before considering the implications of AGC’s credit spreads, is a direct result of continued wide credit spreads in the fixed income security markets, and ratings downgrades. The asset classes that remain most affected are recent vintages of prime first lien, Alt-A, Option ARM, subprime RMBS deals as well as trust-preferred securities. When looking at September 30, 2012 compared with December 31, 2011, there was a tightening of spreads primarily relating to the Company’s Alt-A first lien and subprime RMBS transactions. This tightening of spreads resulted in a gain of approximately $157 million before taking into account AGC’s credit spreads.

Management believes that the trading level of AGC’s credit spread is due to the correlation between AGC’s risk profile and the current risk profile of the broader financial markets and to increased demand for credit protection against AGC as the result of its financial guaranty volume, as well as the overall lack of liquidity in the CDS market. Offsetting the benefit attributable to AGC’s credit spread were higher credit spreads in the fixed income security markets. The higher credit spreads in the fixed income security market are due to the lack of liquidity in the high yield CDO, Trust-Preferred CDO, and CLO markets as well as continuing market concerns over the most recent vintages of subprime RMBS.

The following table presents the fair value and the present value of expected claim payments or recoveries for contracts accounted for as derivatives.

Net Fair Value and Expected Losses of Credit Derivatives by Sector

	Fair Value of Credit Derivative Asset (Liability), net		Present Value of Expected Claim (Payments) Recoveries(1)
Asset Type	As of September 30, 2012	As of December 31, 2011	As of September 30, 2012	As of December 31, 2011
	(in millions)
Pooled corporate obligations:
CLOs/Collateralized bond obligations	$8	$2	$—	$—
Synthetic investment grade pooled corporate	1	1	—	—
TruPS CDOs	10	(3)	(22)	(30)
Market value CDOs of corporate obligations	2	3	—	—
Total pooled corporate obligations	21	3	(22)	(30)
U.S. RMBS:
Option ARM and Alt-A first lien	(796)	(447)	(99)	(155)
Subprime first lien	(14)	(3)	(59)	(60)
Prime first lien	(74)	(37)	—	—
Total U.S. RMBS	(884)	(487)	(158)	(215)
CMBS	(3)	(4)	—	—
Other	(188)	(133)	(64)	(65)
Total	$(1,054)	$(621)	$(244)	$(310)
____________________

(1)
Represents amount in excess of the present value of future installment fees to be received of $26 million as of September 30, 2012 and $36 million as of December 31, 2011. Includes R&W benefit of $186 million as of September 30, 2012 and $165 million as of December 31, 2011.

Ratings Sensitivities of Credit Derivative Contracts

Within the Company’s insured CDS portfolio, the transaction documentation for $2.2 billion in CDS par insured provides that a downgrade of the financial strength rating of AGC past a specified level (which level varies from transaction to transaction), would constitute a termination event that would allow the CDS counterparty to terminate the affected transactions. If the CDS counterparty elected to terminate the affected transactions, under some transaction documents, AGFP, the affiliate of AGC that enters into the credit derivative transactions as the seller of protection, as to which AGC is the credit support provider, could be required to make a termination payment (or may be entitled to receive a termination payment from the CDS counterparty) and under other transaction documents the credit protection would be cancelled and no termination payment would be owing by either party. Under certain documents, AGFP has the right to cure the termination event by posting collateral, assigning its rights and obligations in respect of the transactions to a third party or seeking a third party guaranty of the obligations of AGC. AGFP currently has three ISDA master agreements under which the applicable counterparty could elect to terminate transactions upon a rating downgrade of AGC. If AGC’s financial strength ratings were downgraded to BBB- or Baa3, $89 million in par insured could be terminated by one counterparty; and if AGC’s ratings were downgraded to BB+ or Ba1, an additional approximately $2.1 billion in par insured could be terminated by the other two counterparties. The Company does not believe that it can accurately estimate the termination payments it could be required to make if, as a result of any such downgrade, a CDS counterparty terminated its CDS contracts with AGFP. These payments could have a material adverse effect on the Company’s liquidity and financial condition.

Under a limited number of other CDS contracts, AGC may be required to post eligible collateral to secure its obligation to make payments under such contracts. Eligible collateral is generally cash or U.S. government or agency securities; eligible collateral other than cash is valued at a discount to the face amount. For certain of such contracts, the CDS counterparty has agreed to have some exposure to AGC on an unsecured basis, but as the financial strength ratings of AGC decline, the amount of unsecured exposure to AGC allowed by the CDS counterparty decreases until, at a specified rating level (which level varies from transaction to transaction), AGC must collateralize all of the exposure. The amount of collateral required is based on a mark-to-market valuation of the exposure that must be secured. Under other contracts, the Company has negotiated caps such that the posting requirement cannot exceed a certain fixed amount, regardless of AGC's financial strength ratings. As of September 30, 2012, the amount of insured par that is subject to collateral posting is approximately $13.8 billion (which amount is not reduced by unsecured exposure to AGC allowed by CDS counterparties at current financial strength rating levels), for which AGC has agreed to post approximately $686 million of collateral (which amount reflects some of the eligible collateral being valued at a discount to the face amount). AGC may be required to post additional collateral from time to time, depending on its financial strength ratings and on the market values of the transactions subject to the collateral posting. For approximately $13.4 billion of that $13.8 billion, at AGC’s current ratings, AGC need not post on a cash basis more than $625 million, regardless of any change in the market value of the transactions, due to caps negotiated with counterparties. For the avoidance of doubt, the $625 million is already included in the $686 million that AGC has agreed to post. In the event AGC’s ratings are downgraded to A+ or A3, the maximum amount to be posted against the $13.4 billion increases by $50 million to $675 million.

Sensitivity to Changes in Credit Spread

The following table summarizes the estimated change in fair values on the net balance of the Company’s credit derivative positions assuming immediate parallel shifts in credit spreads on AGC and on the risks that it assumes.

Effect of Changes in Credit Spread

	As of September 30, 2012
Credit Spreads(1)	Estimated Net Fair Value (Pre-Tax)	Estimated Change in Gain/(Loss) (Pre-Tax)
	(in millions)
100% widening in spreads	$(2,211)	$(1,157)
50% widening in spreads	(1,633)	(579)
25% widening in spreads	(1,343)	(289)
10% widening in spreads	(1,170)	(116)
Base Scenario	(1,054)	—
10% narrowing in spreads	(952)	102
25% narrowing in spreads	(802)	252
50% narrowing in spreads	(557)	497
____________________

(1)	Includes the effects of spreads on both the underlying asset classes and the Company’s own credit spread.

7. Consolidation of Variable Interest Entities

The Company provides financial guaranties with respect to debt obligations of special purpose entities, including VIEs. AGC does not sponsor any VIEs when underwriting financial guaranty insurance or credit derivative transactions, nor does it act as the servicer or collateral manager for any VIE obligations that it insures. The transaction structure generally provides certain financial protections to the Company. This financial protection can take several forms, the most common of which are overcollateralization, first loss protection (or subordination) and excess spread. In the case of overcollateralization

(i.e., the principal amount of the securitized assets exceeds the principal amount of the structured finance obligations guaranteed by the Company), the structure allows defaults of the securitized assets before a default is experienced on the structured finance obligation guaranteed by the Company. In the case of first loss, the financial guaranty insurance policy only covers a senior layer of losses experienced by multiple obligations issued by special purpose entities, including VIEs. The first loss exposure with respect to the assets is either retained by the seller or sold off in the form of equity or mezzanine debt to other investors. In the case of excess spread, the financial assets contributed to special purpose entities, including VIEs, generate cash flows that are in excess of the interest payments on the debt issued by the special purpose entity. Such excess spread is typically distributed through the transaction’s cash flow waterfall and may be used to create additional credit enhancement, applied to redeem debt issued by the special purpose entities, including VIEs (thereby, creating additional overcollateralization), or distributed to equity or other investors in the transaction.

As a condition to issuing a financial guaranty contract in respect of certain of a VIE's debt obligations, the Company obtains certain protective rights with respect to the VIE that are triggered by the occurrence of certain events, such as failure to be in compliance with a covenant due to poor transaction performance or a deterioration in a servicer or collateral manager’s financial condition. At the inception of a transaction, the Company typically is not deemed to control a VIE; however, once a trigger event occurs, the Company’s control of the VIE typically increases. The Company continuously evaluates its power to direct the activities that most significantly impact the economic performance of VIEs that have debt obligations insured by the Company, such as its ability to unilaterally terminate and replace the servicer upon the occurrence of certain triggering events and, accordingly, where the Company is obligated to absorb VIE losses that could potentially be significant to the VIE. The protective rights that the Company obtains under its insurance contract for a particular transaction give the Company additional controls over a VIE if there is either deterioration in the performance of the transaction or in the financial health of the servicer or collateral manager. The Company is deemed to be the control party for financial reporting purposes, typically when its protective rights give it the power to both terminate and replace the servicer or collateral manager, which are rights typically given to a financial guaranty insurer. If the Company’s protective rights that could make it the control party have not been triggered, then it does not consolidate the VIE. As of September 30, 2012, the Company had issued financial guaranty contracts for approximately 600 VIEs that it did not consolidate.

AGC is not primarily liable for the debt obligations issued by the VIEs they insure and would only be required to make payments on these debt obligations in the event that the issuer of such debt obligations defaults on any principal or interest due. AGC’s creditors do not have any rights with regard to the assets of the VIEs. Proceeds from sales, maturities, prepayments and interest from VIE assets may only be used to pay debt service on VIE liabilities. Net fair value gains and losses on FG VIEs are expected to reverse to zero at maturity of the VIE debt, except for net premiums received and claims paid by AGC under the financial guaranty insurance contract. The Company’s estimate of expected loss to be paid for FG VIEs is included in Note 4, Financial Guaranty Insurance Contracts.

Consolidated FG VIEs

During Third Quarter 2012, the Company determined that based on the assessment of its control rights over servicer or collateral manager replacement, given that servicing/managing collateral were deemed to be the FG VIEs’ most significant activities, no additional VIEs required consolidation. There were a total of eight consolidated FG VIEs at September 30, 2012, compared to seven FG VIEs at December 31, 2011.

The total unpaid principal balance for the FG VIEs’ assets that were over 90 days or more past due was approximately $255 million. The aggregate unpaid principal of the FG VIEs’ assets was approximately $704 million greater than the aggregate fair value at September 30, 2012. The change in the instrument-specific credit risk of the FG VIEs’ assets for Third Quarter 2012 and Nine Months 2012 were gains of $4 million and $70 million, respectively. The change in the instrument-specific credit risk of the FG VIE's assets for Third Quarter 2011 and Nine Months 2011 were losses of $19 million and $53 million, respectively.

The aggregate unpaid principal balance was approximately $640 million greater than the aggregate fair value of the FG VIEs’ liabilities as of September 30, 2012.

The Company has limited contractual rights to obtain the financial records of its consolidated FG VIEs. The FG VIEs do not prepare separate GAAP financial statements; therefore, the Company compiles GAAP financial information for them based on trustee reports prepared by and received from third parties. Such trustee reports are not available to the Company until approximately 30 days after the end of any given period. The time required to perform adequate reconciliations and analyses of the information in these trustee reports results in a one quarter lag in reporting the FG VIEs' activities. The Company records the fair value of FG VIE assets and liabilities based on modeled prices. The Company updates the model assumptions each reporting period for the most recent available information, which incorporates the impact of material events that may have occurred since the quarter lag date. Interest income and interest expense are derived from the trustee reports and included in “fair value gains (losses) on FG VIEs” in the consolidated statement of operations. The Company has elected the fair value option for assets and liabilities classified as FG VIEs' assets and liabilities because the carrying amount transition method was not practical.

The table below shows the carrying value of the consolidated FG VIEs’ assets and liabilities in the consolidated financial statements, segregated by the types of assets that collateralize their respective debt obligations.

Consolidated FG VIEs
By Type of Collateral

	As of September 30, 2012			As of December 31, 2011
	Number of FG VIEs	Assets	Liabilities	Number of FG VIEs	Assets	Liabilities
	(dollars in millions)
With recourse:
Subprime	1	$7	$8	—	$—	$—
Closed-end second lien	6	130	168	6	115	181
Life insurance	1	309	309	1	290	290
Total with recourse	8	446	485	7	405	471
Without recourse	—	355	355	—	358	358
Total	8	$801	$840	7	$763	$829

Gross Unpaid Principal for FG VIEs’ Liabilities
with Recourse

	As of September 30, 2012	As of December 31, 2011
	(in millions)
Gross unpaid principal for FG VIEs’ liabilities with recourse	$733	$765

Contractual maturities of financial guaranty VIE liabilities with recourse are due in 2027, 2033, 2037 and 2038 for the amounts of $39 million, $10 million, $643 million, and $41 million, respectively.

The consolidation of FG VIEs has a significant effect on net income and shareholder’s equity due to (1) changes in fair value gains (losses) on FG VIE assets and liabilities, (2) the elimination of premiums and losses related to the AGC insured FG VIE liabilities and (3) the elimination of investment balances related to the Company’s purchase of AGC insured FG VIE debt. Upon consolidation of a FG VIE, the related insurance and, if applicable, the related investment balances, are considered intercompany transactions and therefore eliminated. Such eliminations are included in the table below to present the full effect of consolidating FG VIEs.

Effect of Consolidating FG VIEs on Net Income
and Shareholder’s Equity

	Third Quarter		Nine Months
	2012	2011	2012	2011
	(in millions)
Net earned premiums	$—	$(1)	$(2)	$(1)
Net investment income	(1)	(1)	(1)	(1)
Fair value gains (losses) on FG VIEs	(1)	(15)	96	(74)
Loss and LAE	(1)	15	(2)	15
Total pretax effect on net income	(3)	(2)	91	(61)
Less: tax provision (benefit)	(1)	(1)	32	(21)
Total effect on net income (loss)	$(2)	$(1)	$59	$(40)

	As of September 30, 2012	As of December 31, 2011
	(in millions)
Total (decrease) increase on shareholder’s equity	$(22)	$(80)
Fair value gains (losses) on FG VIEs represent the net change in fair value on the consolidated FG VIEs’ assets and liabilities. During Third Quarter 2012, the Company recorded a pre-tax net fair value loss of consolidated FG VIEs of $1 million. This small movement is primarily a result of general price appreciation on both the Company's wrapped FG liabilities and FG VIE assets during the period. The primary driver of the $96 million pre-tax fair value gain of consolidated FG VIEs during Nine Months 2012 was a result of a $104 million R&W settlement with Deutsche Bank during Second Quarter 2012. The Nine Months 2012 amount was partially offset by a loss in the first quarter 2012, which mainly resulted from price appreciation on wrapped FG VIE liabilities, as market participants gave more value to the guarantees provided by monoline insurers.

A pre-tax fair value loss of approximately $15 million was recorded on the consolidated FG VIEs during Third Quarter 2011 and was primarily driven by deterioration on closed-end second lien transactions. The price decline was a result of underlying collateral deteriorating and change in market risk yields during the period. The primary driver of the $74 million pre-tax net unrealized loss in the fair value of consolidated FG VIEs during Nine Months 2011 was due to consolidation of two additional VIEs in the second quarter 2011, which resulted in a $55 million loss.

Non-Consolidated VIEs

To date, the Company’s analyses have indicated that it does not have a controlling financial interest in any other VIEs and, as a result, they are not consolidated in the consolidated financial statements. The Company’s exposure provided through its financial guaranties with respect to debt obligations of special purpose entities is included within net par outstanding in Note 3, Outstanding Exposure.

8. Investments

Investment Portfolio

Net investment income is a function of the yield that the Company earns on invested assets and the size of the portfolio. The investment yield is a function of market interest rates at the time of investment as well as the type, credit quality and maturity of the invested assets. Net investment income increased slightly due to higher income earned on loss mitigation bonds. Accrued investment income on fixed maturity and short-term investments was $30 million as of September 30, 2012 and December 31, 2011.

Net Investment Income

	Third Quarter		Nine Months
	2012	2011	2012	2011
	(in millions)
Income from fixed maturity securities	$26	$24	$76	$74
Income from short-term investments	0	0	0	0
Gross investment income	26	24	76	74
Investment expenses	(1)	(1)	(2)	(2)
Net investment income	$25	$23	$74	$72

Net Realized Investment Gains (Losses)

	Third Quarter		Nine Months
	2012	2011	2012	2011
	(in millions)
Realized gains on investment portfolio	$0	$0	$3	$5
Realized losses on investment portfolio	0	0	0	(2)
Other-than-temporary impairment (“OTTI”):
Intent to sell	0	0	0	(2)
Credit component of OTTI securities	(3)	(1)	(7)	(2)
OTTI	(3)	(1)	(7)	(4)
Net realized investment gains (losses)	$(3)	$(1)	$(4)	$(1)

The following table presents the roll-forward of the credit losses of fixed maturity securities for which the Company has recognized OTTI and where the portion of the fair value adjustment related to other factors was recognized in OCI.

Roll Forward of Credit Losses in the Investment Portfolio

	Third Quarter		Nine Months
	2012	2011	2012	2011
	(in millions)
Balance, beginning of period	$5	$2	$1	$2
Additions for credit losses on securities for which an OTTI was not previously recognized	0	0	7	0
Eliminations of securities issued by FG VIEs	0	—	0	—
Reductions for securities sold during the period	0	—	0	—
Additions for credit losses on securities for which an OTTI was previously recognized	3	1	0	1
Balance, end of period	$8	$3	$8	$3

Fixed Maturity Securities and Short Term Investments
by Security Type

	As of September 30, 2012
Investment Category	Percent of Total(1)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	AOCI Gain(2) (Loss) on Securities with OTTI	Weighted Average Credit Quality(3)
	(dollars in millions)
Fixed maturity securities:
U.S. government and agencies	15%	$407	$24	$—	$431	$—	AA+
Obligations of state and political subdivisions	63	1,701	161	0	1,862	3	AA
Corporate securities	5	146	14	—	160	0	A+
Mortgage-backed securities(4):
RMBS	5	131	7	(26)	112	(26)	A
CMBS	3	70	8	—	78	—	AAA
Asset-backed securities	1	39	1	(4)	36	(1)	BIG
Foreign government securities	3	82	9	0	91	—	AAA
Total fixed maturity securities	95	2,576	224	(30)	2,770	(24)	AA
Short-term investments	5	139	0	0	139	—	AAA
Total investment portfolio	100%	$2,715	$224	$(30)	$2,909	$(24)	AA

	As of December 31, 2011
Investment Category	Percent of Total(1)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	AOCI Gain(2) (Loss) on Securities with OTTI	Weighted Average Credit Quality(3)
	(dollars in millions)
Fixed maturity securities:
U.S. government and agencies	17%	$479	$28	$—	$507	$—	AA+
Obligations of state and political subdivisions	59	1,625	102	0	1,727	2	AA
Corporate securities	7	182	9	(1)	190	0	A+
Mortgage-backed securities(4):
RMBS	5	146	7	(29)	124	1	A+
CMBS	3	82	6	0	88	—	AAA
Asset-backed securities	1	22	1	(5)	18	—	BBB+
Foreign government securities	3	86	9	—	95	—	AAA
Total fixed maturity securities	95	2,622	162	(35)	2,749	3	AA
Short-term investments	5	152	0	0	152	—	AAA
Total investment portfolio	100%	$2,774	$162	$(35)	$2,901	$3	AA
___________________

(1)	Based on amortized cost.

(2)	Accumulated Other Comprehensive Income ("AOCI").

(3)
Ratings in the tables above represent the lower of the Moody’s and S&P classifications except for bonds purchased for loss mitigation or risk management strategies, which use internal ratings classifications. The Company’s portfolio consists primarily of high-quality, liquid instruments.

(4)	Government agency obligations were approximately 43% of mortgage backed securities as of September 30, 2012 and 47% as of December 31, 2011 based on fair value.

The Company continues to receive sufficient information to value its investments and has not had to modify its valuation approach due to the current market conditions. As of September 30, 2012, amounts net of tax, in AOCI included a net unrealized loss of $16 million for securities for which the Company had recognized OTTI and a net unrealized gain of $142 million for securities for which the Company had not recognized OTTI. As of December 31, 2011, amounts, net of tax, in AOCI included a net unrealized gain of $2 million for securities for which the Company had recognized OTTI and a net unrealized gain of $80 million for securities for which the Company had not recognized OTTI.

The Company’s investment portfolio in tax-exempt and taxable municipal securities includes issuances by a wide number of municipal authorities across the U.S. and its territories. This is a high quality portfolio of municipal securities with an average rating of AA as of September 30, 2012 and AA as of December 31, 2011. Securities rated lower than A-/A3 by S&P or Moody’s are not eligible to be purchased for the Company’s portfolio unless acquired for loss mitigation or risk management strategies.

The following tables present the fair value of the Company’s available-for-sale municipal bond portfolio as of September 30, 2012 and December 31, 2011 by state, excluding $159 million and $160 million of pre-refunded bonds, respectively. The credit ratings are based on the underlying ratings and do not include any benefit from bond insurance.

Fair Value of Available-for-Sale Municipal Bond Portfolio by State

	As of September 30, 2012
State	State General Obligation	Local General Obligation	Revenue	Fair Value	Amortized Cost	Average Credit Rating
	(in millions)
Texas	$33	$126	$141	$300	$272	AA
New York	—	36	180	216	197	AA
California	—	44	129	173	156	AA
Massachusetts	23	10	71	104	93	AA+
Florida	27	—	75	102	93	AA-
Illinois	—	19	50	69	65	AA-
Washington	23	—	45	68	62	AA+
Georgia	—	8	53	61	57	AA
Arizona	—	—	59	59	54	AA+
Hawaii	21	7	17	45	42	AA
All others	101	78	327	506	464	AA
Total	$228	$328	$1,147	$1,703	$1,555	AA

	As of December 31, 2011
State	State General Obligation	Local General Obligation	Revenue	Fair Value	Amortized Cost	Average Credit Rating
	(in millions)
Texas	$32	$114	$146	$292	$275	AA
New York	—	36	167	203	193	AA
California	—	38	125	163	153	AA
Massachusetts	21	10	65	96	89	AA
Florida	—	27	69	96	90	AA
Washington	27	—	39	66	62	AA
Illinois	—	19	38	57	54	AA
Arizona	—	—	50	50	47	AA
Wisconsin	18	—	21	39	35	AA
Hawaii	21	—	17	38	36	AA
All others	87	84	296	467	444	AA
Total	$206	$328	$1,033	$1,567	$1,478	AA

The revenue bond portfolio is comprised primarily of essential service revenue bonds issued by water and sewer authorities and other utilities, transportation authorities, universities and healthcare providers.

Revenue Sources

	As of September 30, 2012		As of December 31, 2011
Type	Fair Value	Amortized Cost	Fair Value	Amortized Cost
	(in millions)
Tax backed	$267	$242	$258	$244
Water and sewer	245	224	216	205
Transportation	215	197	194	184
Municipal utilities	162	149	160	152
Higher education	150	137	113	107
All others	108	103	92	89
Total	$1,147	$1,052	$1,033	$981

The Company’s investment portfolio is managed by four outside managers. As municipal investments are a material portion of the Company’s overall investment portfolio, the Company has established detailed guidelines regarding credit quality, exposure to a particular sector and exposure to a particular obligor within a sector. Each of the portfolio managers perform independent analysis on every municipal security they purchase for the Company’s portfolio. The Company meets with each of its portfolio managers quarterly and reviews all investments with a change in credit rating as well as any investments on the manager’s watch list of securities with the potential for downgrade.

The following tables summarize, for all securities in an unrealized loss position, the aggregate fair value and gross unrealized loss by length of time the amounts have continuously been in an unrealized loss position.

Fixed Maturity Securities
Gross Unrealized Loss by Length of Time

	As of September 30, 2012
	Less than 12 months		12 months or more		Total
	Fair value	Unrealized loss	Fair value	Unrealized loss	Fair value	Unrealized loss
	(dollars in millions)
Obligations of state and political subdivisions	$2	$0	$0	$0	$2	$0
Corporate securities	0	0	0	0	0	0
Mortgage-backed securities:
RMBS	22	(25)	2	(1)	24	(26)
Asset-backed securities	16	(1)	9	(3)	25	(4)
Foreign government securities	1	0	0	0	1	0
Total	$41	$(26)	$11	$(4)	$52	$(30)
Number of securities		8		3		11
Number of securities with OTTI		3		2		5

	As of December 31, 2011
	Less than 12 months		12 months or more		Total
	Fair value	Unrealized loss	Fair value	Unrealized loss	Fair value	Unrealized loss
	(dollars in millions)
Obligations of state and political subdivisions	$11	$0	$11	$0	$22	$0
Corporate securities	11	(1)	—	—	11	(1)
Mortgage-backed securities:
RMBS	17	(26)	6	(3)	23	(29)
Asset-backed securities	—	—	6	(5)	6	(5)
Foreign government securities	—	—	—	—	—	—
Total	$39	$(27)	$23	$(8)	$62	$(35)
Number of securities		9		6		15
Number of securities with OTTI		1		1		2

Of the securities in an unrealized loss position for 12 months or more as of September 30, 2012, two securities had unrealized losses greater than 10% of book value. The total unrealized loss for these securities as of September 30, 2012 was $4 million. The Company has determined that the unrealized losses recorded as of September 30, 2012 are yield related and not the result of other-than-temporary impairments.

The amortized cost and estimated fair value of available-for-sale fixed maturity securities by contractual maturity as of September 30, 2012 are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Distribution of Fixed-Maturity Securities
by Contractual Maturity

	As of September 30, 2012
	Amortized Cost	Estimated Fair Value
	(in millions)
Due within one year	$124	$124
Due after one year through five years	529	561
Due after five years through 10 years	435	486
Due after 10 years	1,287	1,409
Mortgage-backed securities:
RMBS	131	112
CMBS	70	78
Total	$2,576	$2,770

To fulfill state licensing requirements the Company has placed on deposit eligible securities of $9 million as of September 30, 2012 and December 31, 2011. To provide collateral for a letter of credit, the Company holds a fixed maturity investment in a segregated account which amounted to $4 million as of September 30, 2012 and December 31, 2011. In connection with an excess of loss reinsurance facility $4 million in short term securities have been deposited into a trust for the benefit of the reinsurers.

Under certain derivative contracts, AGC is required to post eligible securities as collateral. The need to post collateral under these transactions is generally based on fair value assessments in excess of contractual thresholds. The fair value of AGC’s pledged securities totaled $686 million and $779 million as of September 30, 2012 and December 31, 2011, respectively.

No material investments of the Company were non-income producing for Nine Months 2012 and 2011, respectively.

The Company purchased securities that it has insured, and for which it has expected losses to be paid, in order to mitigate the economic effect of insured losses ("loss mitigation bonds"). These securities were purchased at a discount and are accounted for excluding the effects of the Company’s insurance on the securities. As of September 30, 2012, securities purchased for loss mitigation purposes included in the fixed maturity portfolio on the consolidated balance sheet had a fair value of $56 million representing $249 million in par.

9. Insurance Company Regulatory Requirements

Dividend Restrictions and Capital Requirements

AGC is a Maryland domiciled insurance company. As of September 30, 2012, the amount available for distribution from AGC during 2012 with notice to, but without prior approval of, the Maryland Commissioner of Insurance under the Maryland insurance law is approximately $92 million. During Nine Months 2012 and 2011, AGC declared and paid $55 million and $20 million, respectively, in dividends to Assured Guaranty US Holdings Inc. (“AGUS”).

10. Income Taxes

Provision for Income Taxes

AGC and AGUK are subject to U.S. and United Kingdom income tax, respectively. AGC and AGUK are subject to income taxes imposed by U.S. and United Kingdom authorities at marginal corporate income tax rates of 35% and 24.5%, respectively, and file applicable tax returns. For periods subsequent to April 1, 2012, the U.K. corporation tax rate has been reduced to 24%, for the period April 1, 2011 to April 1, 2012 the U.K. corporation tax rate was 26% resulting in a blended tax rate of 24.5% in 2012 and prior to April 1, 2011, the U.K. corporation tax rate was 28% resulting in a blended tax rate of 26.5% in 2011.

The Company's provision for income taxes for interim financial periods is not based on an estimated annual effective rate due to the variability in fair value of its credit derivatives, which prevents the Company from projecting a reliable estimated annual effective tax rate and pretax income for the full year 2012. A discrete calculation of the provision is calculated for each interim period.

A reconciliation of the difference between the provision for income taxes and the expected tax provision at statutory rates in taxable jurisdictions is presented below.

Effective Tax Rate Reconciliation

	Third Quarter		Nine Months
	2012	2011	2012	2011
	(in millions)
Expected tax provision (benefit) at statutory rates in taxable jurisdictions	$(26)	$311	$(104)	$206
Tax-exempt interest	(5)	(5)	(15)	(14)
Change in liability for uncertain tax positions	1	1	2	2
Other	—	(1)	1	(1)
Total provision (benefit) for income taxes	$(30)	$306	$(116)	$193
Effective tax rate	40.9%	34.4%	39.2%	32.8%

The expected tax provision at statutory rates in taxable jurisdictions is calculated as the sum of pretax income in each jurisdiction multiplied by the statutory tax rate of the jurisdiction by which it will be taxed. Pretax income of the Company’s subsidiaries which are not U.S. domiciled but are subject to U.S. tax by election or as controlled foreign corporations are included at the U.S. statutory tax rate.

Valuation Allowance

The Company came to the conclusion that it is more likely than not that its net deferred tax asset will be fully realized after weighing all positive and negative evidence available as required under GAAP. The positive evidence that was considered included the cumulative operating income that AGUS together with its U.S. subsidiaries has earned over the last three years and the significant unearned premium income to be included in taxable income. The positive evidence outweighs any negative evidence that exists. As such, the Company believes that no valuation allowance is necessary in connection with this deferred tax asset. The Company will continue to analyze the need for a valuation allowance on a quarterly basis.

Uncertain Tax Positions
It is reasonably possible that a change in the balance of unrecognized tax benefits may occur within the next twelve months due to the closing of Internal Revenue Service audits or the lapse of statute of limitations. Based on the information currently available, the Company does not expect any changes to be material to the consolidated financial condition or results of operations.

11. Reinsurance and Other Monoline Exposures

AGC assumes exposure on insured obligations (“Assumed Business”) and cedes portions of its exposure on obligations it has insured (“Ceded Business”) in exchange for premiums, net of ceding commissions.

Assumed and Ceded Business

The Company is party to reinsurance agreements as a reinsurer to other monoline financial guaranty insurance companies. Under these relationships, the Company assumes a portion of the ceding company’s insured risk in exchange for a premium. The Company may be exposed to risk in this portfolio in that the Company may be required to pay losses without a corresponding premium in circumstances where the ceding company is experiencing financial distress and is unable to pay premiums. The Company’s facultative and treaty agreements are generally subject to termination:

(a)
at the option of the primary insurer if the Company fails to maintain certain financial, regulatory and rating agency criteria that are equivalent to or more stringent than those the Company is otherwise required to maintain for its own compliance with state mandated insurance laws and to maintain a specified financial strength rating for the particular insurance subsidiary, or

(b)	upon certain changes of control of the Company.

Upon termination under these conditions, the Company may be required (under some of its reinsurance agreements) to return to the primary insurer all unearned premiums, less ceding commissions, and loss reserves calculated on a statutory basis of accounting attributable to reinsurance ceded pursuant to such agreements after which the Company would be released from liability with respect to the Assumed Business. Upon the occurrence of the conditions set forth in (a) above, whether or not an agreement is terminated, the Company may be required to obtain a letter of credit or alternative form of security to collateralize its obligation to perform under such agreement or it may be obligated to increase the level of ceding commission paid.

With respect to a significant portion of the Company’s in-force financial guaranty Assumed Business, due to the downgrade of AGC to AA-, subject to the terms of each policy, the ceding company may have the right to recapture Assumed Business ceded to AGC and assets representing substantially all of the statutory unearned premium (net of ceding commissions) and loss reserves (if any) associated with that business. Subject to the terms of each reinsurance agreement, upon recapture the ceding company typically is owed assets representing substantially all of the statutory unearned premium (net of ceding commissions) and loss reserves (if any) associated with that business. As of September 30, 2012, if all of AGC’s Assumed Business was recaptured, it would result in a corresponding one-time reduction to net income of approximately $11 million.

The Company has Ceded Business to affiliated and non-affiliated companies to limit its exposure to risk. Under these relationships, the Company cedes a portion of its insured risk in exchange for a premium paid to the reinsurer. The Company remains primarily liable for all risks it directly underwrites and is required to pay all gross claims. It then seeks reimbursement from the reinsurer for its proportionate share of claims. The Company may be exposed to risk for this exposure if it were required to pay the gross claims and not be able to collect ceded claims from an assuming company experiencing financial distress. A number of the financial guaranty insurers to which the Company has ceded par have experienced financial distress and been downgraded by the rating agencies as a result. In addition, state insurance regulators have intervened with respect to some of these insurers. The Company’s ceded contracts generally allow the Company to recapture Ceded Business after certain triggering events, such as reinsurer downgrades.

Effect of Reinsurance on Statement of Operations

	Third Quarter		Nine Months
	2012	2011	2012	2011
	(in millions)
Premiums Written:
Direct(1)	$(3)	$(4)	$6	$(36)
Assumed(1)	0	0	25	(1)
Ceded(2)	1	3	(15)	11
Net	$(2)	$(1)	$16	$(26)
Premiums Earned:
Direct	$25	$33	$79	$94
Assumed	7	2	20	17
Ceded	(10)	(10)	(30)	(33)
Net	$22	$25	$69	$78
Loss and LAE:
Direct	$30	$62	$57	$77
Assumed	6	(19)	15	(21)
Ceded	(7)	(47)	(27)	(60)
Net	$29	$(4)	$45	$(4)
____________________
(1)    Negative direct and assumed premiums written were due to changes in expected debt service schedules.

(2)    Positive ceded premiums written were due to changes in expected debt service schedules.

Reinsurer Exposure

In addition to assumed and ceded reinsurance arrangements, the Company may also have exposure to some financial guaranty reinsurers (i.e., monolines) in other areas. Second-to-pay insured par outstanding represents transactions the Company has insured that were previously insured by other monolines. The Company underwrites such transactions based on the underlying insured obligation without regard to the primary insurer. Another area of exposure is in the investment portfolio where the Company holds fixed maturity securities that are wrapped by monolines and whose value may decline based on the rating of the monoline. At September 30, 2012, based on fair value, the Company had $131 million of fixed maturity securities in its investment portfolio wrapped by Ambac Assurance Corporation (“Ambac”), $99 million by National Public Finance Guarantee Corporation, $89 million by AGM and $6 million by other guarantors.

Exposure by Reinsurer

	Ratings as of November 29, 2012		Par Outstanding as of September 30, 2012
Reinsurer	Moody’s Reinsurer Rating	S&P Reinsurer Rating	Ceded Par Outstanding(4)	Second-to-Pay Insured Par Outstanding	Assumed Par Outstanding
	(dollars in millions)
Affiliated Companies(1)			$36,807	$42	$—
Non-Affiliated Companies:
American Overseas Reinsurance Company Limited(2)	WR(3)	WR	2,212	—	—
Radian Asset Assurance Inc.	Ba1	B+	192	1	1,105
Ambac	WR	WR	85	1,962	1,367
ACA Financial Guaranty Corp.	NR	WR	20	1	1
MBIA Inc.	(5)	(5)	—	1,564	4,092
CIFG Assurance North America Inc.	WR	WR	—	109	2,727
Financial Guaranty Insurance Co.	WR	WR	—	1,326	289
Syncora Guarantee Inc.	Ca	WR	—	739	16
Other	Various	Various	1	—	—
Non-Affiliated Companies			2,510	5,702	9,597
Total			$39,317	$5,744	$9,597
 ____________________

(1)
The affiliates of AGC are Assured Guaranty Re Ltd. and its subsidiaries (“AG Re”) rated A1 (rating under review) by Moody’s and AA− (stable) by S&P and AGM and its subsidiaries rated Aa3 (rating under review) by Moody’s and AA− (stable) by S&P.

(2)	Formerly RAM Reinsurance Company Ltd.

(3)	Represents “Withdrawn Rating.”

(4)	Includes $11,182 million in ceded par outstanding related to insured credit derivatives.

(5)	MBIA Inc. includes various subsidiaries which are rated BBB and B by S&P and Baa2, Caa2, WR and NR by Moody’s.

Amounts Due (To) From Reinsurers

	As of September 30, 2012
	Assumed Premium, net of Commissions	Ceded Premium, net of Commissions	Assumed Expected Loss and LAE	Ceded Expected Loss and LAE
	(in millions)
Affiliated Companies	$—	$(65)	$—	$203
American Overseas Reinsurance Company Ltd.	—	(2)	—	2
Ambac	5	—	(8)	—
MBIA Inc.	0	—	(20)	—
Financial Guaranty Insurance Company	0	—	(19)	—
Other	—	(4)	1	—
Total	$5	$(71)	$(46)	$205

Excess of Loss Reinsurance Facility

On January 22, 2012, AGC and AGM entered into an aggregate excess of loss reinsurance facility, effective as of January 1, 2012. At AGC’s and AGM’s option, the facility will cover losses occurring from January 1, 2012 through December 31, 2019 or from January 1, 2013 through December 31, 2020. The contract terminates, unless AGC and AGM choose to extend it on January 1, 2014. The facility covers U.S. public finance credits insured or reinsured by AGC and AGM as of September 30, 2011, excluding credits that were rated non-investment grade as of December 31, 2011 by Moody’s or S&P or internally by AGC or AGM and subject to certain per credit limits. The facility attaches when AGC’s or AGM’s net losses (net of AGC’s and AGM other reinsurance, other than pooling reinsurance provided to AGM by AGM’s subsidiaries and net of recoveries) exceed in the aggregate $2 billion and covers a portion of the next $600 million of losses, with the reinsurers assuming pro rata in the aggregate $435 million of the $600 million of losses and AGC and AGM jointly retaining the remaining $165 million of losses. The reinsurers are required to be rated at least AA− (Stable Outlook) through December 31, 2014 or to post collateral sufficient to provide AGM and AGC with the same reinsurance credit as reinsurers rated AA−. AGM and AGC are obligated to pay the reinsurers their share of recoveries relating to losses during the coverage period in the covered portfolio. This obligation is secured by a pledge of the recoveries, which will be deposited into a trust for the benefit of the reinsurers. The Company has paid approximately $4 million of premiums during Nine Months 2012. The remaining $4 million of premiums, which are due in January 2013, have been deposited into a trust for the benefit of the reinsurers as of September 30, 2012.

Reinsurance Agreement with Radian Asset Assurance Inc.

On January 24, 2012, AGC entered into an agreement under which it has reinsured approximately $1.8 billion of Radian Asset Assurance Inc. public finance par. In connection with the reinsurance assumption, the Company received a payment of $22 million. The reinsured portfolio was composed entirely of selected credits that met the Company’s underwriting standards.

12. Commitments and Contingencies

Legal Proceedings

Litigation

Lawsuits arise in the ordinary course of the Company’s business. It is the opinion of the Company’s management, based upon the information available, that the expected outcome of litigation against the Company, individually or in the aggregate, will not have a material adverse effect on the Company’s financial position or liquidity, although an adverse resolution of litigation against the Company in a fiscal quarter or year could have a material adverse effect on the Company’s results of operations in a particular quarter or year. In addition, in the ordinary course of its business, AGC and AGUK assert claims in legal proceedings against third parties to recover losses paid in prior periods. For example, as described in Note 4 (Financial Guaranty Insurance Contracts—Recovery Litigation), as of the date of this filing, AGC has filed complaints against certain sponsors and underwriters of RMBS securities that AGC had insured, alleging, among other claims, that such persons had breached R&W in the transaction documents, failed to cure or repurchase defective loans and/or violated state securities laws. The amounts, if any, the Company will recover in proceedings to recover losses are uncertain, and recoveries, or failure to obtain recoveries, in any one or more of these proceedings during any quarter or year could be material to the Company’s results of operations in that particular quarter or year.

Proceedings Relating to the Company’s Financial Guaranty Business

The Company receives subpoenas duces tecum and interrogatories from regulators from time to time.

Beginning in July 2008, AGC’s affiliate AGM and various other financial guarantors were named in complaints filed in the Superior Court for the State of California, City and County of San Francisco. Since that time, plaintiffs’ counsel has filed amended complaints against AGC and AGM and added additional plaintiffs. As of the date of this filing, the plaintiffs with complaints against AGC and AGM, among other financial guaranty insurers, are: (a) City of Los Angeles, acting by and through the Department of Water and Power; (b) City of Sacramento; (c) City of Los Angeles; (d) City of Oakland; (e) City of Riverside; (f) City of Stockton ; (g) County of Alameda; (h) County of Contra Costa; (i) County of San Mateo; (j) Los Angeles World Airports; (k) City of Richmond; (l) Redwood City; (m) East Bay Municipal Utility District; (n) Sacramento Suburban Water District; (o) City of San Jose; (p) County of Tulare; (q) The Regents of the University of California; (r) The Redevelopment Agency of the City of Riverside; (s) The Public Financing Authority of the City of Riverside; (t) The Jewish Community Center of San Francisco; (u) The San Jose Redevelopment Agency; (v) The Redevelopment Agency of the City of Stockton; (w) The Public Financing Authority of the City of Stockton; and (x)The Olympic Club. Complaints filed by the City and County of San Francisco and the Sacramento Municipal Utility District were subsequently dismissed against AGC and AGM. These complaints allege that the financial guaranty insurer defendants (i) participated in a conspiracy in violation of California’s antitrust laws to maintain a dual credit rating scale that misstated the credit default risk of municipal bond issuers and created market demand for municipal bond insurance, (ii) participated in risky financial transactions in other lines of business that damaged each insurer’s financial condition (thereby undermining the value of each of their guaranties), and (iii) failed to adequately disclose the impact of those transactions on their financial condition. In addition to their antitrust claims, various plaintiffs in these actions assert claims for breach of the covenant of good faith and fair dealing, fraud, unjust enrichment, negligence, and negligent misrepresentation. At hearings held in July and October 2011 relating to AGC, AGM and the other defendants’ demurrer, the court overruled the demurrer on the following claims: breach of contract, violation of California’s antitrust statute and of its unfair business practices law, and fraud. The remaining claims were dismissed. On December 2, 2011, AGM, AGC and the other bond insurer defendants filed an anti-SLAPP (“Strategic Lawsuit Against Public Participation”) motion to strike the complaints under California’s Code of Civil Procedure. On May 1, 2012, the court ruled in favor of the bond insurer defendants on the first stage of the anti-SLAPP motion as to the causes of action arising from the alleged conspiracy, but denied the motion as to those causes of action based on transaction specific representations and omissions about the bond insurer defendants’ credit ratings and financial health. The court has scheduled a hearing on the second stage of the anti-SLAPP motion for March 6, 2013. The complaints in these lawsuits generally seek unspecified monetary damages, interest, attorneys’ fees, costs and other expenses. The Company cannot reasonably estimate the possible loss, if any, or range of loss that may arise from these lawsuits.

On April 8, 2011, AGC and its affiliate AG Re filed a Petition to Compel Arbitration with the Supreme Court of the State of New York, requesting an order compelling Ambac to arbitrate Ambac’s disputes with AGC and AG Re concerning their obligations under reinsurance agreements with Ambac. In March 2010, Ambac placed a number of insurance policies that it had issued, including policies reinsured by AGC and AG Re pursuant to the reinsurance agreements, into a segregated account. The Wisconsin state court has approved a rehabilitation plan whereby permitted claims under the policies in the segregated account will be paid 25% in cash and 75% in surplus notes issued by the segregated account. Ambac has advised AGC and AG Re that it has and intends to continue to enter into commutation agreements with holders of policies issued by Ambac, and reinsured by AGC and AG Re, pursuant to which Ambac will pay a combination of cash and surplus notes to the policyholder. AG Re and AGC have informed Ambac that they believe their only current payment obligation with respect to the commutations arises from the cash payment, and that there is no obligation to pay any amounts in respect of the surplus notes until payments of principal or interest are made on such notes. Ambac has disputed this position on one commutation and may take a similar position on subsequent commutations. On April 15, 2011, attorneys for the Wisconsin Insurance Commissioner, as Rehabilitator of Ambac’s segregated account, and for Ambac filed a motion with Lafayette County, Wis., Circuit Court Judge William Johnston, asking him to find AGC and AG Re to be in violation of an injunction protecting the interests of the segregated account by their seeking to compel arbitration on this matter and failing to pay in full all amounts with respect to Ambac’s payments in the form of surplus notes. On June 14, 2011, Judge Johnston issued an order granting the Rehabilitator’s and Ambac’s motion to enforce the injunction against AGC and AG Re and the parties filed a stipulation dismissing the Petition to Compel Arbitration without prejudice. AGC and AG Re have appealed Judge Johnston’s order to the Wisconsin Court of Appeals.

On November 28, 2011, Lehman Brothers International (Europe) (in administration) (“LBIE”) sued AG Financial Products Inc. (“AG Financial Products”), an affiliate of AGC which in the past had provided credit protection to counterparties under credit default swaps. AGC acts as the credit support provider of AG Financial Products under these credit default swaps. LBIE’s complaint, which was filed in the Supreme Court of the State of New York, alleged that AG Financial Products improperly terminated nine credit derivative transactions between LBIE and AG Financial Products and improperly calculated the termination payment in connection with the termination of 28 other credit derivative transactions between LBIE and AG Financial Products. With respect to the 28 credit derivative transactions, AG Financial Products calculated that LBIE owes AG Financial Products approximately $25 million, whereas LBIE asserted in the complaint that AG Financial Products owes LBIE a termination payment of approximately $1.4 billion. LBIE is seeking unspecified damages. On February 3, 2012, AG Financial Products filed a motion to dismiss certain of the counts in the complaint. Oral arguments on such motion to dismiss took place in September 2012. The Company cannot reasonably estimate the possible loss, if any, that may arise from this lawsuit.

13. Note Payable to Affiliate and Credit Facilities

Note Payable to Affiliate

On December 18, 2009, AGC issued a surplus note with a principal amount of $300 million to AGM. This Note Payable to Affiliate carries a simple interest rate of 5.0% per annum and matures on December 31, 2029. Principal is payable at the option of AGC prior to the final maturity of the note in 2029 and interest is payable on the note annually in arrears as of December 31st of each year, commencing December 31, 2010. Payments of principal and interest are subject to AGC having policyholders’ surplus in excess of statutory minimum requirements after such payment and to prior written approval by the Maryland Insurance Administration.

Letters of Credit

AGC entered into a letter of credit agreement in December 2011 with Bank of New York Mellon totaling approximately $3 million in connection with a 2008 lease for office space, which space was subsequently sublet. As of September 30, 2012, $3 million was outstanding under this letter of credit.

Committed Capital Securities

On April 8, 2005, AGC entered into separate agreements (the “Put Agreements”) with four custodial trusts (each, a “Custodial Trust”) pursuant to which AGC may, at its option, cause each of the Custodial Trusts to purchase up to $50 million of perpetual preferred stock of AGC (the “AGC Preferred Stock”). The custodial trusts were created as a vehicle for providing capital support to AGC by allowing AGC to obtain immediate access to new capital at its sole discretion at any time through the exercise of the put option. If the put options were exercised, AGC would receive $200 million in return for the issuance of its own perpetual preferred stock, the proceeds of which may be used for any purpose, including the payment of claims. The put options have not been exercised through the date of this filing. Initially, all of AGC CCS were issued to a special purpose pass-through trust (the “Pass-Through Trust”). The Pass-Through Trust was dissolved in April 2008 and the AGC CCS were distributed to the holders of the Pass-Through Trust’s securities. Neither the Pass-Through Trust nor the custodial trusts are consolidated in the Company’s financial statements.

Income distributions on the Pass-Through Trust Securities and AGC CCS were equal to an annualized rate of one-month LIBOR plus 110 basis points for all periods ending on or prior to April 8, 2008. Following dissolution of the Pass-Through Trust, distributions on the AGC CCS Securities are determined pursuant to an auction process. On April 7, 2008 this auction process failed, thereby increasing the annualized rate on the AGC CCS to one-month LIBOR plus 250 basis points. Distributions on the AGC preferred stock will be determined pursuant to the same process.

14. Other Comprehensive Income

Three Months Ended September 30, 2012

	Net Unrealized Gains (Losses) on Investments	Cumulative Translation Adjustment	Total Accumulated Other Comprehensive Income
	(in millions)
Balance, June 30, 2012	$97	$(8)	$89
Other comprehensive income (loss)	29	3	32
Balance, September 30, 2012	$126	$(5)	$121

Three Months Ended September 30, 2011

	Net Unrealized Gains (Losses) on Investments	Cumulative Translation Adjustment	Total Accumulated Other Comprehensive Income
	(in millions)
Balance, June 30, 2011	$47	$(6)	$41
Other comprehensive income (loss)	40	(2)	38
Balance, September 30, 2011	$87	$(8)	$79

Nine Months Ended September 30, 2012

	Net Unrealized Gains (Losses) on Investments	Cumulative Translation Adjustment	Total Accumulated Other Comprehensive Income
	(in millions)
Balance, December 31, 2011	$82	$(8)	$74
Other comprehensive income (loss)	44	3	47
Balance, September 30, 2012	$126	$(5)	$121

Nine Months Ended September 30, 2011

	Net Unrealized Gains (Losses) on Investments	Cumulative Translation Adjustment	Total Accumulated Other Comprehensive Income
	(in millions)
Balance, December 31, 2010	$14	$(7)	$7
Other comprehensive income (loss)	73	(1)	72
Balance, September 30, 2011	$87	$(8)	$79